AS FILED WITH THE U. S. SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2017

REGISTRATION NO. 333-217792

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

Amendment No. 1 to

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

UBI BLOCKCHAIN INTERNET, LTD.

(Exact name of registrant as specified in its charter)

_________________

Delaware	7380	27-3349143
(State or Other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Number)	Identification No.)

SmartSpace 3F, Level 9, Unit 908, 100 Cyberport Rd.,

Hong Kong, People's Republic of China

(Address of Principal Executive Offices) (Zip Code)

(212) 372-8836

(Registrant’s telephone number, including area code)

UBI c/o Hong Zhu

245 Park Ave 39th Floor

New York, NY 10167

Telephone: (917) 242-7309

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

WITH COPIES OF ALL CORRESPONDENCE TO:

T J Jesky, Esq.

LAW OFFICES OF T J JESKY

200 West Madison, Suite 2100
Chicago, IL 60606

Email: tjjesky@yahoo.com

PHONE: (312) 894-0130

FAX: (312) 489 8216

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, please check the following box. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	FIXED PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(4)
Class A common stock	10,500,000	3.70 (2)	38,850,000	$ 4,502.72

Class C common stock	51,700,000	0.20 (3)	10,340,000	1,198.41

TOTAL	56,700,000	N/A	49,190,000	$ 5,701.13

1)	Includes shares of our Class A and Class C common stock, par value $0.001 per share, which may be offered pursuant to this registration statement.

2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the OTC-QB Bulletin Board on May 31, 2017 within five business days prior to filing.

3)	Pursuant to Rule 457(a), the filing fee is based on the number of the Class C common stock offered hereunder, it has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. Although the registrant's common stock has a par value of $0.001, the registrant believes that the calculations of $0.20 per share for the common shares is a bona fide estimate of the offering price in accordance with Rule 457(a). The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company. In determining the offering price, the Company considered such factors as the prospects, if any, of the previous experience of management, the present financial resources of the Company, and the likelihood of acceptance of this offering. Our selling shareholders will sell their Class C shares at a fixed price of $0.20. We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.

4)	Paid by electronic transfer.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to UBI Blockchain Internet, LTD's Registration Statement on Form S-1/A (Registration No. 333-217792) (the “Registration Statement”) is being filed for the purpose to increase the number of Class C shares to be registered from 26,700,000 shares to 51,700,000 shares. The increase in Class C shares reflects the recent acquisition of Shenzhen Nova E-commerce, Ltd., a private Shenzhen Chinese corporation, as a 100% owned subsidiary.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _______________, 2017

PROSPECTUS

UBI BLOCKCHAIN INTERNET, LTD.

10,500,000 of our Class A Common Stock, par value $0.001

51,700,000 shares of our Class C Common Stock, par value $0.01

The selling stockholders of UBI Blockchain Internet, Ltd. (the "Company") named in this prospectus are offering shares of Common Stock through this Prospectus. The Company will not receive any of the proceeds from the sale of the shares by the selling stockholders. We are registering 10,500,000 of our Class A Common Stock held by two selling shareholders and 51,700,000 shares of our Class C Common Stock being offered by the selling shareholders. The Class C Common stock is at a fixed price of $0.20 per share for the entire duration of the offering. Our Class A Common Stock is presently traded the OTC-QB and our Class C Common Stock is not traded on any market or securities exchange.

Selling shareholders are underwriters as defined under the Securities Act of 1933. Although our Class A Common Shares are quoted on the OTC-QB, there can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained. In the absence of a trading market or an inactive trading market, investors may be unable to liquidate their investment or make any profit from the investment. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders of our Company.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 7.

Neither the U. S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is __________________, 2017

PROSPECTUS SUMMARY

UBI BLOCKCHAIN INTERNET, LTD.

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 3. References to "we," "us," "our," "UBI Blockchain Internet, Ltd." or the "Company" mean UBI Blockchain Internet, Ltd.

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend, and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this Prospectus.

Our Company

The Company was organized August 26, 2010 (Date of Inception) under the laws of the State of Nevada, as JA Energy. The Company was incorporated as a subsidiary of Reshoot Production Company, a Nevada corporation. Reshoot Production Company was incorporated October 31, 2007, and, at the time of spin off was listed on the Over-the- Counter Bulletin Board. On November 21, 2016, the Company reincorporated in Delaware under the name UBI Blockchain Internet Ltd.

We consider ourselves to be an emerging growth company under applicable federal securities laws and will be subject to reduced public company reporting requirements. (See “Implications of Being an ‘Emerging Growth Company’ “) below in this Section. UBI Blockchain Internet Ltd. business encompasses the research and application of blockchain technology with a focus on the Internet of things covering areas of food, drugs and healthcare. Management plans to focus its business in the integrated wellness industry, by providing procedures for safety and effectiveness in food and drugs, but also preventing counterfeit or fake food and drugs. With the advancement of the blockchain technology, the Company plans to trace a food or drug product from its original source within the context of the Internet of Things to the final consumer.

We have incurred an unaudited accumulated deficit of $(5,008,675) since our inception on August 26, 2010 through the interim period of February 28, 2017 and have relied upon the sale of our securities in unregistered transactions from accredited investors to fund our operations. We are a development stage company and management is uncertain that the Company can generate sufficient revenues in the next 12-months to sustain our operations. We shall need to seek additional funding to continue our operations and implement our plan of operations.

Due to the uncertainty of our ability to meet our financial obligations and to pay our liabilities as they become due, in their report on our financial statements for the period for the fiscal year ended August 31, 2016, our registered independent auditors included additional comments indicating concerns about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. For the six month period ended February 28, 2017, we experienced an unaudited operating loss of $(454,416). As of February 28, 2017, we had unaudited cash on hand of $0 and prepaid expenses of $6,000. In order to keep the company operational and fully reporting, management anticipates a burn rate of approximately $60,000 per month, pre and post-offering.

Without any additional funding, the Company will be unable to operate. Therefore, if we are unable to generate sufficient revenues, we must raise additional capital in order to continue operations in order to implement our plan of operations.

Implications of Being an “Emerging Growth Company

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

·	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

·	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis);

·	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

·	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

·	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

·	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

·	are exempt from any PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of these reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we (1) have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter; or (2) for so long as we have a public float of zero, have annual revenues of less than $50 million during our most recently completed fiscal year.

Investors should be aware that we will be subject to the "Penny Stock" rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks. These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our common stock may find it difficult to sell their shares. Please see the disclosures under "Penny Stock Regulations" on Page 23 of this Prospectus for more information.

Our principal offices are located at SmartSpace 3F, Level 9, Unit 908, 100 Cyberport Rd., Hong Kong, People's Republic of China. Our telephone number is: (212) 372-8836

.

The Offering

Securities Being Offered:	10,500,000 shares of Class A Common Stock 51,700,000 shares of Class C Common Stock

Fixed Price:	The offering by the Class C Common Stock by the selling shareholders is at a fixed price of $0.20 per share for the entire duration of the offering.

Terms of the Offering:	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Securities Issued and to be Issued

30,717,046 shares of our Class A Common Stock and 73,400,000 shares of our Class C Common Stock issued and outstanding as of the date of this Prospectus. All of the common stock to be sold under this Prospectus will be sold by existing shareholders. The Selling shareholders are underwriters as defined under the Securities Act of 1933.

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

OTC Symbol	UBIA

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 7 of this prospectus before deciding whether or not to invest in our common stock.

We are registering up to 10,500,000 Class A shares by two existing selling securityholders, 10,000,000 shares to be sold by our controlling stockholder to the public and 500,000 shares to be sold by an individual to the public and 51,700,000 Class C common shares for resale by existing selling securityholders at a fixed price of $0.20 per share.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this Prospectus.

The summary information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the fiscal year ended August 31, 2016 audited financial statements and notes and the unaudited six months ended February 28, 2017 financial statements and notes thereto included elsewhere in this Prospectus.

Balance Sheet Data
	February 28, 2017 (unaudited)	August 31, 2016 (audited)
Total cash and equivalents	$ -	$ -
Prepaid expenses	6,000
Total current assets	$ 6,000	$ -

Office Equipment, net of accumulated depreciation	6,363
Total Assets	$ 12,363	$ -

Total current liabilities	$ 449,616	$ 146,602
Total liabilities	$ 449,616	$ 146,602

Income Statement Data
	For the six months ended February 28, 2017, (unaudited)	For the year ended August 31, 2016 (audited)
Revenues	$ -	$ -
Salaries	179,569
Consulting Fees	256,667
Professional Fees	39,516
Other General and Administrative	26,239	13,079
Total Operating Expenses	501,991	13,079
Operating loss	$(501,991)	$(13,079)
Other income - net	47,575	-
Net income (loss)	$(454,416)	$(13,079)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock.

If any of the following risks actually occur, our business, financial condition, and results of operations could be harmed. An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before investing in our common stock. If any of the following risks occur, our business, operating results, and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISK FACTORS RELATING TO OUR FINANCIAL CONDITION

WE HAVE LIMITED HISTORICAL FINANCIAL INFORMATION UPON WHICH YOU MAY EVALUATE OUR PERFORMANCE.

We have a limited operating history and we are subject to all risks inherent in a developing business enterprise. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with selling audio housing systems and the competitive environment in which we operate. You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of research. We may not be able to successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point that the investors may lose their entire investment. Even if we accomplish these objectives, we may not be able to generate positive cash flows or profits that we anticipate in the future.

Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern, THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN.

Our financial statements included with this Registration Statement for the year ended August 31, 2016, and the three and six months ended February 28, 2017, have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended August 31, 2016. Because the Company has been issued an opinion by its auditors that substantial doubt exists as to whether the Company can continue as a going concern, it may be more difficult for the Company to attract investors. Since our auditors have raised a substantial doubt about our ability to continue as a going concern, this typically results in greater difficulty to obtain loans than businesses that do not have a qualified auditors opinion. Additionally, any loans we might obtain may be on less advantageous terms. Our future is dependent upon our ability to obtain financing and upon future profitable operations from our business. We plan to seek additional funds through private placements of our common stock. You may be investing in a company that will not have the funds necessary to continue to deploy its business strategies. If we are not able to achieve sufficient revenues or find financing to cover our expenses, then we likely will be forced to cease operations and investors will likely lose their entire investment.

WE MAY NOT BE ABLE TO ATTAIN PROFITABILITY WITHOUT ADDITIONAL FUNDING, WHICH MAY BE UNAVAILABLE TO US.

We have prepared audited financial statements for the fiscal year ended August 31, 2016. For the period from inception (August 26, 2010) through the year end for August 31, 2016, we experienced an accumulated deficit of $4,554,259. Our ability to continue to operate as a going concern is fully dependent upon the Company obtaining sufficient financing to continue its development and operational activities. The ability to achieve profitable operations is in direct correlation to our ability to generate revenues or raise sufficient financing. It is important to note that even if the appropriate financing is received, there is no guarantee that we will ever be able to operate profitably or derive any significant revenues from its operation. If we run out of cash reserves, we would be forced to cease operations.

No assurance can be given that the Company will obtain access to capital markets in the future or that financing, adequate to satisfy the cash requirements of implementing our business strategies, will be available on acceptable terms. The inability of the Company to gain access to capital markets or obtain acceptable financing could have a material adverse effect upon the results of its operations and upon its financial conditions.

THE NATURE OF OUR OPERATIONS ARE HIGHLY SPECULATIVE.

The success of our plan of operation will depend to a great extent on the operations, financial condition and management. Our business concept revolves around "developing IoT, e-blockchain, and other technologies." Our business model is not yet established in the industry and we will have to convince our customers to use our products and services.

Management believes that we will be successful in marketing our services, but there can be no assurance that we will be able to attract sufficient consumers to achieve profitability or even generate anything but minimal revenues. If our services are not accepted by consumers, we will fail.

COMPANY RISK FACTORS

WE MAY NOT BE ABLE TO COMPETE WITH OTHER COMPANIES, SOME OF WHOM HAVE GREATER RESOURCES AND EXPERIENCE.

We do not have the resources to compete with larger providers of these similar services at this time. With the limited, if not minimal, resources the Company has available, the Company may experience great difficulties in building a customer base. Competition from existing and future competitors could result in the Company’s inability to secure any new customers. This competition from other entities with greater resources and reputations may result in the Company’s failure to maintain or expand its business as the Company may never be able to successfully execute its business plan. Further, we cannot be assured that it will be able to compete successfully against present or future competitors or that the competitive pressure it may face will not force the Company to cease operations.

We may be unable to gain any significant market acceptance for our products and services or establish a significant market presence.

Our growth strategy is substantially dependent upon our ability to market our product successfully to prospective clients in the target markets, which shall initially be China, Europe and the United States. This requires that we heavily rely upon our development and marketing partners in the target markets. Failure to select the right development and marketing partners in the target markets and other target markets will significantly delay or prohibit our ability to develop the products and services, market the products and gain market acceptance. Our products and services may not achieve significant acceptance. Such acceptance, if achieved, may not be sustained for any significant period of time. Failure of our services to achieve or sustain market acceptance could have a material adverse effect on our business, financial conditions and the results of our operations.

If potential users within the target markets do not widely adopt online or UBI fails to achieve and sustain sufficient market acceptance, we will not generate sufficient revenue and our growth prospects, financial condition and results of operations could be harmed.

UBI may never gain significant acceptance in the marketplace and, therefore, may never generate substantial revenue or allow us to achieve or maintain profitability. Widespread adoption of virtual and online training portals in the target markets depends on many factors, including acceptance by users that such systems and methods or other options. Our ability to achieve commercial market acceptance for UBI or any other future products also depends on the strength of our sales, marketing and distribution organizations.

We may not be able to attract qualified professionals, academics, university professors and communication professionals from around the world, which will decrease the value of technological innovation platform offering and may make it difficult to differentiate UBI from other online services providers.

Our strategy includes developing relationships with professionals, academics, university professors and communication professionals from around the world. If we are unable to establish relationships with these professionals, academics, university professors and communication professionals that UBI's technological innovation platform is not effective or that alternative products are more effective, or if we encounter difficulty promoting adoption or establishing UBI as a standard, our ability to achieve market acceptance of UBI could be significantly limited.

We may not be able to develop new products or enhance the capabilities of UBI to keep pace with our industry's rapidly changing technology and customer requirements.

The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements, and evolving industry standards. Our business prospects depend on our ability to develop new products and applications for our technology in new markets that develop as a result of technological and scientific advances, while improving the performance and cost-effectiveness. New technologies, techniques or products could emerge that might offer better combinations of price and performance than UBI systems. The market for online or virtual healthcare market is characterized by rapid innovation and advancement in technology. It is important that we anticipate changes in technology and market demand. If we do not successfully innovate and introduce new technology into our anticipated product lines or effectively manage the transitions of our technology to new product offerings, our business, financial condition and results of operations could be harmed.

Cyber security risks could adversely affect our business and disrupt our operations.

The threats to network and data security are increasingly diverse and sophisticated. Despite our efforts and processes to prevent breaches, our devices, as well as our servers, computer systems, and those of third parties that we use in our operations are vulnerable to cyber security risks, including cyber attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, and loss of consumer confidence.

In addition, we may be the target of email scams that attempt to acquire sensitive information or company assets. Despite our efforts to create security barriers to such threats, we may not be able to entirely mitigate these risks. Any cyber attack that attempts to obtain our data and assets, disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could adversely affect our business, operating results, and financial condition, be expensive to remedy, and damage our reputation.

Our financial performance is subject to risks associated with changes in the value of the U.S. dollar versus local currencies.

Our primary exposure to movements in foreign currency exchange rates relates to non-U.S. dollar denominated sales and operating expenses worldwide. Weakening of foreign currencies relative to the U.S. dollar adversely affects the U.S. dollar value of our foreign currency-denominated sales and earnings, and generally leads us to raise international pricing, potentially reducing demand for our products. In some circumstances, for competitive or other reasons, we may decide not to raise local prices to fully offset the strengthening of the U.S. dollar, or at all, which would adversely affect the U.S. dollar value of our foreign currency denominated sales and earnings. Conversely, a strengthening of foreign currencies relative to the U.S. dollar, while generally beneficial to our foreign currency-denominated sales and earnings, could cause us to reduce international pricing, incur losses on our foreign currency derivative instruments, and incur increased operating expenses thereby limiting any benefit. Additionally, strengthening of foreign currencies may also increase our cost of product components denominated in those currencies, thus adversely affecting gross margins.

We do not use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates.

We may acquire other businesses, form joint ventures or make investments in other companies or technologies that could negatively affect our operating results, dilute our stockholders' ownership, increase our debt or cause us to incur significant expense.

We may pursue acquisitions of businesses and assets. We also may pursue strategic alliances and joint ventures that leverage our proprietary technology and industry experience to expand our offerings or distribution. We have no experience with acquiring other companies and limited experience with forming strategic partnerships. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities.

Any future acquisitions also could result in the incurrence of debt, contingent liabilities or future write-offs of intangible assets or goodwill, any of which could have a negative impact on our cash flows, financial condition and results of operations. Integration of an acquired company also may disrupt ongoing operations and require management resources that we would otherwise focus on developing our existing business. We may experience losses related to investments in other companies, which could harm our financial condition and results of operations. We may not realize the anticipated benefits of any acquisition, strategic alliance or joint venture.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

To finance any acquisitions or joint ventures, we may choose to issue shares of common stock as consideration, which could dilute the ownership of our stockholders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our Common Stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration.

THERE MAY BE A POSSIBLE INABILITY TO FIND SUITABLE EMPLOYEES.

In order to implement our business plan, management recognizes that additional staff will be required. No assurances can be given that we will be able to find suitable employees that can support our needs or that these employees can be hired on favorable terms. We do not plan to hire any additional employees until our cash flows can justify the expense.

Risks Related to Being a Public Company

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD AND AS A RESULT, INVESTORS MAY BE MISLED AND LOSE CONFIDENCE IN OUR FINANCIAL REPORTING AND DISCLOSURES, AND THE PRICE OF OUR COMMON STOCK MAY BE NEGATIVELY AFFECTED.

The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal control over financial reporting. A "significant deficiency" means a deficiency or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness yet important enough to merit attention by those responsible for oversight of the Company's financial reporting. A "material weakness" is a deficiency or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

As of August 31, 2016, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting. The matters involving internal controls and procedures that our management considered to be material weaknesses under the standards of the Public Company Accounting Oversight Board were: (1) lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; and (2) inadequate segregation of duties consistent with control objectives.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover "material weaknesses" in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Failure to provide effective internal controls may cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce accurate, reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls over financial reporting, these deficiencies may negatively impact our business and operations.

IN THE FUTURE, WE WILL INCUR INCREMENTAL COSTS AS A RESULT OF OPERATING AS A PUBLIC COMPANY.

We will incur legal, accounting and other expenses as a fully-reporting public company. Moreover, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. There may be further increases if and when we are no longer an "emerging growth company." Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We expect to incur approximately $25,000 of incremental operating expenses in 2017. We project that the total incremental operating expenses of being a public company will be approximately $30,000 for 2018. The incremental costs are estimates, and actual incremental expenses could be materially different from these estimates. Unless we can generate sufficient revenues and profits, we may not be able to absorb the costs of being a public company.

As a result of operating as a public company, our management will be required to devote substantial time to new compliance initiatives.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. There may be further increases if and when we are no longer an "emerging growth company". The Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, and rules subsequently implemented and yet to be implemented by the U. S. Securities and Exchange Commission have imposed and will impose various new requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly, particularly after we are no longer an "emerging growth company." For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management, as required by Section 404 of the Sarbanes-Oxley Act. Compliance will require us to increase our general and administrative expense in order to pay added compliance personnel, outside legal counsel and consultants to assist us in, among other things, external reporting, instituting and monitoring a more comprehensive compliance function and board governance function, establishing and maintaining internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports in compliance with our obligations under the U.S. federal securities laws. We currently do not have an internal audit group, and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, the market price of our stock could decline.

However, for as long as we remain an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year ending after the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of exemptions from certain reporting requirements available to “emerging growth companies” under that Act, including but not limited to not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (relating to the effectiveness of our internal control over financial reporting), reduced disclosure obligations regarding executive compensation in our periodic reports and any proxy statements we may be required to file, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would apply to private companies.

We are electing to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not “emerging growth companies.” Consequently, our financial statements may not be comparable to the financial statements of other public companies. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” In this regard, we will remain an “emerging growth company” for up to five years after the first sale of our common equity securities under an effective registration statement, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the next following December 31.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising in this offering and future offerings.

Risks Related to Administrative, Organizational and Commercial Operations and Growth

The loss of our Chief Executive Officer or our inability to attract and retain highly skilled developers and other personnel could negatively impact our business.

Our success depends on the skills, experience and performance of Tony, Liu, our Chief Executive Officer, and other key employees. The individual and collective efforts of these employees will be important as we continue to develop and as we expand our commercial activities. The loss or incapacity of existing members of our executive management team could negatively impact our operations if we experience difficulties in hiring qualified successors. Our executive officers have employment agreements; however, the existence of an employment agreement does not guarantee the retention of the executive officer for any period of time.

Our use of "open source" software could negatively affect our ability to sell our products and subject us to possible litigation.

A portion of the technologies we use incorporates "open source" software, and we may incorporate open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. These licenses may subject us to certain unfavorable conditions, including requirements that we offer our products and services that incorporate the open source software for no cost, that we make publicly available source code for modifications or derivative works we create based upon, incorporating, or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose or provide at no cost any of our source code that incorporates or is a modification of such licensed software. If an author or other third party that distributes open source software that we use or license were to allege that we had not complied with the conditions of the applicable license, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages and enjoined from the sale of our products and services that contained the open source software. Any of the foregoing could disrupt the distribution and sale of our products and services and harm our business.

Risks Related to Intellectual Property

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

We plan to rely upon patents, trademarks, copyright and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with our employees, consultants and third parties, to protect our confidential and proprietary information. Significant elements of our products and services are based on unpatented trade secrets and know-how that are not publicly disclosed. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our products.

Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which we are not aware that our products infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes.

Our software is built upon open-sourced code and platforms. Nevertheless, there is a risk a third party may assert that we are employing their proprietary technology without authorization. If a court held that any third-party patents are valid, enforceable and cover our products or their use, the holders of any of these patents may be able to block our ability to commercialize our products unless we obtained a license under the applicable patents, or until the patents expire. We may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us.

Risks Related to Ownership of Our Common Stock

The price of our Common Stock may be volatile and may be influenced by numerous factors, some of which are beyond our control.

Factors that could cause volatility in the market price of our Common Stock include, but are not limited to:

•     actual or anticipated fluctuations in our financial condition and operating results;

•     actual or anticipated changes in our growth rate relative to our competitors;

•     commercial success and market acceptance of UBI;

•     success of our competitors in discovering, developing or commercializing products;

•     strategic transactions undertaken by us;

•     additions or departures of key personnel;

•     prevailing economic conditions;

•     disputes concerning our intellectual property or other proprietary rights;

•     sales of our Common Stock by our officers, directors or significant stockholders;

•     future sales or issuances of equity or debt securities by us;

•     business disruptions caused by earthquakes, tornadoes or other natural disasters; and

•        issuance of new or changed securities analysts' reports or recommendations regarding us.

In addition, the stock markets in general have experienced extreme volatility that has been often unrelated to the operating performance of the issuer. These broad market fluctuations may negatively impact the price or liquidity of our Common Stock. In the past, when the price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

UBI Blockchain Internet LTD, a hong Kong Company controls 99.2% OF THE TOTAL VOTING POWER OF OUR CAPITAL that will allow them to control the Company.

As of May 31, 2017, UBI Blockchain Internet LTD., a Hong Kong Company, beneficially owned by Tony Liu, our CEO, controls approximately 99.2% of the total voting power of our outstanding capital stock. As a result, UBI Blockchain Internet LTD. will have the ability to control substantially all matters submitted to our stockholders for approval including:

a) election of our board of directors;

b) removal of any of our directors;

c) amendment of our Articles of Incorporation or bylaws; and

d) adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of its ownership UBI Blockchain Internet LTD, the Hong Kong company has the ability to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by UBI Blockchain Internet LTD, the Hong Kong company could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease. UBI Blockchain Internet LTD, the Hong Kong company's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price

Our Common Stock is or may become subject to the "penny stock" rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person's account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. If our Common Stock is or becomes subject to the "penny stock" rules, it may be more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our Common Stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

FUTURE SALES OF SHARES BY EXISTING CONTROLLING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE, FURTHER, CERTAIN SHARES OF OUR COMMON STOCK ARE RESTRICTED FROM IMMEDIATE RESALE.

If our existing controlling stockholder sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. As of May 31, 2017, we have 30,717,046 Class A Common Shares issued and outstanding. After the effectiveness of our Registration Statement, 10,500,000 shares of the 30,000,000 shares of Class A Common Stock, owned by our officer will no longer be restricted from immediate resale in the public market. If in the future, he decides to sell his shares or if it is perceived that they will be sold, to the extent permitted by the Rules 144 and 701 under the Securities Act, the trading price of our common stock could decline.

We have authorized and unissued shares OF Series A, B and C COMMON stock that may be issued in the future, which would dilute your ownership in the Company.

Our authorized capital stock currently consists of 200,000,000 shares of common stock, $0.001 par value per share. The Company's shares structure currently consists of 130,000,000 authorized shares of Class A Common Stock, 6,000,000 authorized shares of Class B Common Stock and 64,000,000 authorized shares of Class C Common Stock. As of May 31, 2017 there are approximately 30,717,046 shares of our Class A Common Stock issued and outstanding; 6,000,000 shares of our Class B Common Stock issued and outstanding; and 73,400,000 shares of our Class B Common Stock issued and outstanding. The Board of Directors has a great deal of discretion, in the future, to issue more shares in each Series, without shareholder approval. The issuance of more shares of any Series would dilute your ownership in the Company, which would mean your percent of ownership in the Company would decrease.

HOLDERS OF OUR COMMON STOCK HAVE A RISK OF POTENTIAL DILUTION IF WE ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE.

Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our common stock, the future issuance of additional shares of our common stock would cause immediate, and potentially substantial, dilution to the net tangible book value of those shares of common stock that are issued and outstanding immediately prior to such transaction. Any future decrease in the net tangible book value of our issued and outstanding shares could have a material effect on the market value of the shares.

THE PRICE OF OUR CLASS C COMMON STOCK OFFERED IN THE OFFERING HAS BEEN ARBITRARILY ESTABLISHED BY OUR MANAGEMENT.

The offering price has been arbitrarily determined by our management and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price. This is especially the case if an investment in our company results in a stock price as determined by the market less than our initial offering. In that case, shares in our company could be purchased in the open market below our initial offering price. This would result in a loss of money for any investors in this offering.

WE MAY HAVE DIFFICULTY IN MEETING THE QUALIFICATIONS FOR THE QUOTATION OF OUR CLASS C COMMON STOCK ON THE OTC-BULLETIN BOARD.

After this Registration Statement becomes effective, we plan to identify a market maker to list our Class C common stock on the OTC-Bulletin Board. Based on the small size of our Company and our minimal operations, we may have difficulty in meeting the qualifications for trading our Class C common stock on the OTC-Bulletin Board and in finding a market maker willing to list quotations for our shares or sponsor our Company for listing. There are no assurances that our Company’s Class C common stock will ever be quoted on the OTC-Bulletin Board.

LOW-PRICED STOCKS MAY AFFECT THE RESELL OF OUR SHARES.

Penny Stock Regulation Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock; the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. When the Registration Statement becomes effective and the Company's securities become registered, the stock will likely have a trading price of less than $5.00 per share and will not be traded on any exchanges. Therefore, the Company's stock is initially selling at $0.01 per share they will become subject to the penny stock rules and investors may find it more difficult to sell their securities, should they desire to do so.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under "Risk Factors" and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

The selling stockholders are selling shares of Common Stock covered by this Prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

DILUTION

The Common Stock to be sold by the selling stockholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DETERMINATION OF OFFERING PRICE

The offering of the Class C Common Stock by the selling shareholders is at a fixed price of $0.20 per share for the entire duration of the offering.

SELLING STOCKHOLDERS

The shares of Common Stock being offered for sale by the selling stockholders hereunder consist of 15,000,000 Class A shares of our Common Stock held by our controlling stockholder, 500,000 Class A shares held by an individual, and 51,700,000 Class C Common Stock held by 174 stockholders.

Each of the selling shareholders is an “underwriter” within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.

The Class A Common Stock selling stockholder may from time-to-time offer and sell any or all of their shares during the duration of this Offering.

The Class C Common Stock selling stockholders may from time-to-time offer and sell any or all of their shares during the duration of this Offering at the fixed price of $0.20 per share.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

The shares to be offered by the selling stockholders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling stockholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders.

Each of the selling stockholders (i) acquired the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs related to preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders.

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The table lists the number of shares of Common Stock beneficially owned by each selling stockholder as of the date of this Prospectus, the shares of Common Stock covered by this Prospectus that may be disposed of by each of the selling stockholders and the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this Prospectus are sold.

The shares beneficially owned have been determined in accordance with rules promulgated by the U. S. Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock being registered. The selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Except as may be indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling stockholders purchased the stock from us in the ordinary course of business. At the time of the purchase of the stock to be resold, none of the selling shareholders had any agreements or understandings with us, directly or indirectly, with any person to distribute the stock.

The following table sets forth, with respect to the selling shareholders (i) the number of shares of common stock beneficially owned as of May 31, 2017; (ii) the total percentage of shares beneficially owned prior to the offering; (iii) the maximum number of shares of common stock which may be sold by the selling shareholders under this prospectus; (iv) the number of shares of common stock which will be owned after the offering by the selling shareholders; and (v) the total percentage of shares beneficially owned upon completion of the offering. All shareholders listed below are eligible to sell their shares. The Class A Common Stock percentage ownerships set forth below are based on 30,717,046 shares outstanding, and the Class C Common Stock percentage ownerships set forth below are based on 73,400,000 shares outstanding as of the date of this prospectus.

Name of Selling Stockholder	Total Number of Class A Shares Beneficially Owned Prior to Offering	Total Percentage of Class A Shares Beneficially Owned Prior to Offering	Maximum Number of Class A Shares to be Sold	Number of Class A Shares Owned After Offering	Total Percentage of Class A Shares Beneficially Owned Upon Completion of Offering

UBI Blockchain Internet, LTD., a Hong Kong Company (1)	30,000,000	97.7%	10,000,000	20,000,000	65.1%
Cheang U Wai	500,000	1.6%	500,000	0	-%

Totals	30,500,000		10,500,000	20,000,000

1) Tony Liu, Smart-Space 3F, Level 9, Cyberport 3, 100 Cyberport Road, Hong Kong, People's Republic of China. Tony Liu is CEO of UBI Blockchain Internet, LTD., a Delaware corporation, he is the beneficial owner who exercises the sole voting and dispositive powers with respect to 30,000,000 Class A common shares owned and has the ultimate voting control over the shares held in the name of UBI Blockchain Internet, Ltd, a Hong Kong Company.

Name of Selling Stockholder	Total Number of Class C Shares Beneficially Owned Prior to Offering	Total Percentage of Class C Shares Beneficially Owned Prior to Offering	Maximum Number of Class C Shares to be Sold	Number of Class C Shares Owned After Offering	Total Percentage of Class C Shares Beneficially Owned Upon Completion of Offering

UBI Blockchain Internet, LTD., a Hong Kong Company (1)	40,000,000	54.50%	20,000,000	20,000,000	27.25%
Earn Smart (Hong Kong) Ltd(2)	7,660,100	10.44%	7,660,100	0	-%
Yuehui Wang	6,000,000	8.17%	6,000000	0	-%
Star Bright International Investment Enterprise Ltd (3)	5,000,000	6.81%	5,000,000	0	-%
Zhenyuan Yu	1,200,000	1.63%	1,200,000	0	-%
Zhigang Yuan	1,166,014	1.59%	1,166,014	0	-%
Zhengping Zhang	588,100	0.80%	588,100	0	-%
Cosimo J. Patti	500,000	0.68%	250,000	250,000	0.34%
Hong Zhu	500,000	0.68%	250,000	250,000	0.34%
Rui Xiong	350,000	0.48%	350,000	0	-%
Jin Xu	260,000	0.48%	260,000	0	-%
Jinzhi Wei	254,569	0.35%	254,569	0	-%
Rongtao Li	235,105	0.32%	235,105	0	-%
Bin Wen	200,000	0.27%	200,000	0	-%
Shande Song	185,220	0.25%	185,220	0	-%
Jingyu Zhou	182,619	0.25%	182,619	0	-%
Rong Liu	177,162	0.24%	177,162	0	-%
Jianchun Sun	153,617	0.21%	153,617	0	-%
Xinkai Yu	150,000	0.20%	588,100	0	-%
Marvyn S. Tse	150,000	0.20%	500,000	75,000	-%
Jinghong Li	144,797	0.20%	144,797	0	-%
Yuhu Chen	143,976	0.20%	143,976	0	-%
Hai Huang	140,000	0.17%	140,000	0	-%
Hongjuan Wang	125,844	0.17%	125,844	0	-%
Wanlong Gao	122,947	0.17%	122,947	0	-%
Zhixiang Leng	121,586	0.17%	121,586	0	-%
Ouyang Ni	115,320	0.16%	115,320	0	-%
Xia Cai	110,960	0.16%	110,960	0	-%
Kai Su	110,117	0.15%	110,117	0	-%
Xuxu Teng	108,897	0.15%	108,897	0	-%
Cheung Chan	100,000	0.14%	50,000	50,000	0.07%
Charles Sullivan	100,000	0.14%	50,000	50,000	0.07%
Bifang Ruan	100,000	0.14%	50,000	50,000	0.07%
Jianguo Wei	100,000	0.14%	50,000	50,000	0.07%
Zhenyuan Yu	100,000	0.14%	50,000	50,000	0.07%
Bingxiao Zhang	100,000	0.14%	50,000	50,000	0.07%
Guirong Luo	100,000	0.14%	50,000	50,000	0.07%
Lianjun Huo	100,000	0.14%	50,000	50,000	0.07%
Ziyun Zhou	100,000	0.14%	50,000	50,000	0.07%
Zhijun Wang	100,000	0.14%	50,000	50,000	0.07%
Kui Cao	100,000	0.14%	50,000	50,000	0.07%
Xuecai Tang	100,000	0.14%	50,000	50,000	0.07%
Jingjia Li	100,000	0.14%	50,000	50,000	0.07%
Qinghai Zhao	98,315	0.13%	98,315	0	-%
Ruoju Kuang	96,207	0.13%	96,207	0	-%
Kun Zeng	94,521	0.13%	94,521	0	-%
Yunjiang Yue	91,663	0.12%	91,663	0	-%
Yingmei Zhang	90,659	0.12%	90,659	0	-%
Guanrong Chen	90,562	0.12%	90,562	0	-%
Guang Zhu	83,210	0.11%	83,210	0	-%
Xia Zhao	96,207	0.11%	96,207	0	-%
Jingxiu Wang	77,200	0.11%	77,200	0	-%
Zaihua Chen	75,934	0.10%	75,934	0	-%
Juanli Zhang	75,918	0.10%	75,918	0	-%
Depu Zhao	75,785	0.10%	75,785	0	-%
Shilian Xu	72,039	0.10%	72,039	0	-%
Jing Zhang	69,090	0.09%	69,090	0	-%
Zhaoxia Xing	68,332	0.09%	68,332	0	-%
Xuemei Yuan	67,837	0.09%	67,837	0	-%
Shuqin Ma	67,047	0.09%	67,047	0	-%
Xiaobiao Xin	66,248	0.09%	66,248	0	-%
Hua Huang	65,728	0.09%	65,728	0	-%
Qingshan Liu	64,430	0.09%	64,430	0	-%
Xiliang Zhang	63,101	0.09%	63,101	0	-%
Yunying Huang	61,690	0.08%	61,690	0	-%
Yuwen Yan	60,857	0.08%	60,857	0	-%
Xiaofang Cui	60,588	0.08%	60,588	0	-%
Jiayan Sun	60,000	0.08%	60,000	0	-%
Feng Peng	56,065	0.08%	56,065	0	-%
Longbin Song	55,855	0.07%	55,855	0	-%
Huiqin Wang	54,794	0.07%	54,794	0	-%
Qiuju Yao	54,200	0.07%	54,200	0	-%
Sumei Mu	54,049	0.07%	54,049	0	-%
Liping Zhang	53,526	0.07%	53,526	0	-%
Wei Feng	53,151	0.07%	53,151	0	-%
Xinhua Gu	52,974	0.07%	52,974	0	-%
Xuefeng Huang	52,679	0.07%	52,679	0	-%
Yueshan Shi	51,367	0.07%	51,367	0	-%
Renwen Zhang	50,868	0.07%	50,868	0	-%
Aiwen Zhang	50,665	0.07%	50,665	0	-%
Huixian Ma	50,000	0.07%	50,000	0	-%
Ling Liu	50,000	0.07%	50,000	0	-%
Xiaochun Song	50,000	0.07%	25,000	25,000	0.03%
Yujie Liu	50,000	0.07%	25,000	25,000	0.03%
Sijun Nie	50,000	0.07%	25,000	25,000	0.03%
Qinghua He	50,000	0.07%	25,000	25,000	0.03%
Guiying Wang	50,000	0.07%	25,000	25,000	0.03%
Wei Hu	50,000	0.07%	25,000	25,000	0.03%
Shuqiu Yu	50,000	0.07%	25,000	25,000	0.03%
Yujie Liu	50,000	0.07%	25,000	25,000	0.03%
Xiaofeng Zhang	50,000	0.07%	25,000	25,000	0.03%
Wenxiang Lu	50,000	0.07%	25,000	25,000	0.03%
Mengmeng Wu	50,000	0.07%	25,000	25,000	0.03%
Tai Wai David Sun	50,000	0.07%	25,000	25,000	0.03%
Chi Sam LAO	50,000	0.07%	25,000	25,000	0.03%
Wu Wai HUI	50,000	0.07%	25,000	25,000	0.03%
Jinhua Tang	49,382	0.07%	49,382	0	-%
Haixin Min	49,257	0.07%	49,257	0	-%
Huifen Shen	48,195	0.07%	48,195	0	-%
Guofang Guan	45,256	0.06%	45,256	0	-%
Menglin Bai	44,500	0.06%	44,500	0	-%
Xiangsong Chen	44,076	0.06%	44,076	0	-%
Huiying Guo	43,561	0.06%	43,561	0	-%
Hongmei Li	42,759	0.06%	42,759	0	-%
Yongju Zhu	42,596	0.06%	42,596	0	-%
Junwei Tu	42,568	0.06%	42,568	0	-%
Junping Guo	42,430	0.06%	42,430	0	-%
Xiaobo Liu	41,792	0.06%	41,792	0	-%
Weiying Pu	41,475	0.06%	41,475	0	-%
Xiuhua Zhao	41,374	0.06%	41,374	0	-%
Li Wang	40,449	0.06%	40,449	0	-%
Fei Niu	38,822	0.05%	38,822	0	-%
Jianliang Liu	38,748	0.05%	38,748	0	-%
Linghong Yu	38,668	0.05%	38,668	0	-%
Lie Zhao	37,939	0.05%	37,939	0	-%
Shaohua Liang	37,938	0.05%	37,938	0	-%
Xuegang Ren	37,836	0.05%	37,836	0	-%
Zhongfei Yang	36,754	0.06%	36,754	0	-%
Xiefeng Li	36,745	0.05%	36,745	0	-%
Ming Zhang	36,604	0.05%	36,604	0	-%
Peixian Wang	35,348	0.05%	35,348	0	-%
Xin Fu	34,889	0.05%	34,889	0	-%
Chuanliang Li	33,508	0.05%	33,508	0	-%
Cihai Guo	33,419	0.05%	33,419	0	-%
Hong Liu	32,850	0.04%	32,850	0	-%
Jiaxin Dong	32,678	0.04%	32,678	0	-%
Guoping Liu	32,656	0.04%	32,656	0	-%
Caixia Wang	32,594	0.04%	32,594	0	-%
Yulan Wang	32,541	0.04%	32,541	0	-%
Fang Yu	32,319	0.04%	32,319	0	-%
Lixin Ma	32,240	0.04%	32,240	0	-%
Peisha Jiang	31,965	0.04%	31,965	0	-%
Yingyu Jin	31,639	0.04%	31,639	0	-%
Yuyou Gao	30,956	0.04%	30,956	0	-%
Xuebing Shao	30,300	0.04%	30,300	0	-%
Dongfeng Chang	30,217	0.04%	30,217	0	-%
Xueqin Li	30,020	0.04%	30,020	0	-%
Zhongtao Zhao	29,871	0.04%	29,871	0	-%
Jinhua Song	29,783	0.04%	29,783	0	-%
Li Xu	29,573	0.04%	29,573	0	-%
Hairong Chen	29,039	0.03%	29,039	0	-%
Wenbin Liu	28,829	0.03%	28,829	0	-%
Hui Ma	20,000	0.03%	20,000	0	-%
Demin Hu	20,000	0.03%	20,000	0	-%
Chunmei Wang	20,000	0.03%	20,000	0	-%
Jingchi Zhang	20,000	0.03%	20,000	0	-%
Renlin Li	20,000	0.03%	10,000	10,000	0.01%
Jishan Liu	20,000	0.03%	10,000	10,000	0.01%
Haixia Li	20,000	0.03%	10,000	10,000	0.01%
Mengjie Wu	20,000	0.03%	10,000	10,000	0.01%
Yi Zhang	20,000	0.03%	10,000	10,000	0.01%
Wei Wang	20,000	0.03%	10,000	10,000	0.01%
Zhengjun Sun	20,000	0.03%	10,000	10,000	0.01%
Yingying Zhao	20,000	0.03%	10,000	10,000	0.01%
Yanhua Wang	20,000	0.03%	10,000	10,000	0.01%
Jiufeng Yuan	20,000	0.03%	10,000	10,000	0.01%
Pin Li	20,000	0.03%	10,000	10,000	0.01%
Xia Liang	20,000	0.03%	10,000	10,000	0.01%
Bianmei Wu	20,000	0.03%	10,000	10,000	0.01%
Jimei Pang	20,000	0.03%	10,000	10,000	0.01%
Yanmin Li	20,000	0.03%	10,000	10,000	0.01%
Yali Chen	10,000	0.01%	10,000	10,000	0.01%
Shanghong Long	10,000	0.01%	10,000	10,000	0.01%
Huaibin Wang	7,000	0.01%	7,000	0	0.01%
Rui Xu	7,000	0.01%	7,000	0	0.01%
Lanzhen Wang	7,000	0.01%	7,000	0	0.01%
Wei Wang	7,000	0.01%	7,000	0	0.01%
Zhenggeng Huang	7,000	0.01%	7,000	0	0.01%
Lixin Ye	7,000	0.01%	7,000	0	0.01%
Wei Jiang	7,000	0.01%	7,000	0	0.01%
Haixia Li	4,000	0.01%	4,000	0	0.01%
Liling Hu	4,000	0.01%	4,000	0	0.01%
Yajun Chen	4,000	0.01%	4,000	0	0.01%
Qian Cheng	4,000	0.01%	4,000	0	0.01%
Yanling Pei	4,000	0.01%	4,000	0	0.01%
Mingquan Zeng	4,000	0.01%	4,000	0	0.01%
Jianyu Li	4,000	0.01%	4,000	0	0.01%

Totals:	73,400,000	-	51,700,000	-	-

1) Tony Liu, Smart-Space 3F, Level 9, Cyberport 3, 100 Cyberport Road, Hong Kong, People's Republic of China. Tony Liu, CEO of UBI Blockchain Internet, Ltd, a Delaware corporation is the beneficial owner who exercises the sole voting and dispositive powers with respect to 40,000,000 Class C common shares owned and has the ultimate voting control over the shares held in the name of UBI Blockchain Internet, Ltd, a Hong Kong Company.

2) Earn Smart (Hong Kong) Ltd., Rm 2409-10, 24/F, Shui On Centre, 6-8 Harbour Rd, Wanchai, Hong Kong. Chaeng U Wai, Lao is the beneficial owner who exercises the sole voting and dispositive powers with respect to 7,660,100 Class C common shares owned and has the ultimate voting control over the shares held in the name of Earn Smart (Hong Kong) Ltd.

3) Star Bright International Investment Enterprise Ltd., Unit A 26/F, 338 Hennessy Rd, Wanchai, Hong Kong, People's Republic of China. Chi Sam Lao is the beneficial owner who exercises the sole voting and dispositive powers with respect to 5,000,000 Class C common shares owned and has the ultimate voting control over the shares held in the name of Star Bright International Investment Enterprise Ltd.

This table assumes that the selling shareholders will sell all of their shares available for sale following the effectiveness of the registration statement that are included this prospectus. The selling shareholders are not required to sell their shares. The numbers in this table assume that the selling shareholders do not purchase additional shares of common stock, and assumes that all shares offered will be sold following the effectiveness of this registration statement.

The selling securityholders are not broker-dealers nor affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

The selling shareholders are underwriters as defined under the Securities Act of 1933. The offering by the Class C Common Shares selling shareholders is at a fixed price of $0.20 per share for the entire duration of the offering.

Although our Class A Common Stock is listed on the OTC-QB, there has been very little trading activity. Our Class C Common Stock is not listed on any exchange. If and when a market develops for our Common Stock, the shares may be sold or distributed from time-to-time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. At such time, the distribution of the shares may be effected in one or more of the following methods:

  ordinary brokers transactions, which may include long or short sales, transactions involving cross or block trades on any securities or market where our common stock is trading, through direct sales to purchasers or sales effected through agents, through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or any combination of the foregoing.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this Prospectus. We have agreed to bear the expenses of the registration of the Common Stock.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks" as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The Common Stock offered by this Prospectus constitutes penny stock under the Securities and Exchange Act. The Common Stock will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares of Common Stock in our Company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

BLUE SKY RESTRICTIONS ON RESALE

When a selling stockholder wants to sell shares of our Common Stock under the Prospectus which is a part of this registration statement, the selling stockholder will also need to comply with state securities laws, also known as "blue sky laws," with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. The broker for a selling stockholder will be able to advise the stockholder as to which states have an exemption for secondary sales of our Common Stock.

Any person who purchases shares of our Common Stock from a selling stockholder pursuant to this Prospectus and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, a selling stockholder will indicate in which state(s) he or she wishes to sell the shares, and such seller's broker will be able to identify whether the stockholder will need to register in that state or may rely on an exemption from registration.

 EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holder. The expenses which we are paying are set forth in the following table.

Nature of Expenses:

Amount
U.S. Securities and Exchange Commission registration fee	$ 5,701.13
Legal fees and miscellaneous expenses*	1,000.00
Audit fees	1,000.00
Transfer agent fees*	1,500.00
Printing*	500.00
Total	$ 9,701.13

*Estimated Expenses

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholder is advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholder are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them. The selling stockholder and any brokers, dealers or agents that participate in the distribution of common stock are underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholder may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering. Neither we nor any of the selling stockholder intends to engage in any passive market making or undertake any stabilizing activity for our common stock. The selling stockholder will not engage in any short selling of our securities. Further, under the rules and regulations of FINRA any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 2,000,000,000shares of common stock, $0.001 par value per share. The Company's shares structure currently consists of 1,000,000,000 authorized shares of Class A Common Stock, 500,000,000 authorized shares of Class B Common Stock and 500,000,000 authorized shares of Class C Common Stock. As of May 31, 2017 there are approximately 30,717,046 shares of our Class A Common Stock issued and outstanding; 6,000,000 shares of our Class B Common Stock issued and outstanding; and 73,400,000 shares of our Class C Common Stock issued and outstanding.

COMMON STOCK

The holders of our Class A Common Stock are entitled to one vote per share, the holders of our B Common Stock are entitled to ten votes per share, and holders of our Class C Common Stock are not entitled to vote. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Company.

Our Common Stock does not provide the right to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights. Our Class A common stockholders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. Our Class B common stockholders are entitled to ten non-cumulative votes per share on all matters on which stockholders may vote. The Class A and Class B shareholders vote together as a single class on all matters submitted to a vote or for the consent of the stockholders of the Company. Please refer to the Company's Articles of Incorporation and the applicable statutes of the State of Delaware for a more complete description of the rights of holders of the Company's Common Stock.

DIVIDEND POLICY

We have not paid any cash dividends to stockholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions and other pertinent factors. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

WARRANTS

There are no outstanding warrants to purchase our securities.

OPTIONS

There are no outstanding options to purchase our securities.

INTERST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the Offering, a substantial interest, directly or indirectly, in our Company. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

AUDITING MATTER

Our financial statements for the fiscal year ended August 31, 2016 have been audited by Michael T. Studer CPA P.C., an independent registered public accounting firm located at 111 West Sunrise Highway, Second Floor East, Freeport, NY 11520 and have been included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The law office of Law Offices of T. J. Jesky, 200 West Madison Suite 2100, Chicago, IL 60606 has passed upon the validity of the Common Stock offered under this Prospectus.

ORGANIZATION WITHIN THE LAST FIVE YEARS

The Company was organized August 26, 2010 (Date of Inception) under the laws of the State of Nevada, as JA Energy. The Company was incorporated as a subsidiary of Reshoot Production Company, a Nevada corporation and became a fully reporting Company on January 5, 2011. Reshoot Production Company was incorporated October 31, 2007, and, at the time of spin off Reshoot Production Company was listed on the Over-the- Counter Bulletin Board. On November 21, 2016, the Company reincorporated in Delaware under the name UBI Blockchain Internet LTD.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. The shares of our common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Rule 144

With the exception of 217,046 Class A Common Stock, all of our shares are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The SEC has adopted final rules amending Rule 144 which became effective on February 15, 2008. Pursuant to Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a “shell company” and files Form 10 information with the SEC, during which time the issuer must remain current in its filing obligations, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act.

DESCRIPTION OF BUSINESS

Company History

The Company was organized August 26, 2010 (Date of Inception) under the laws of the State of Nevada, as JA Energy. The Company was incorporated as a subsidiary of Reshoot Production Company, a Nevada corporation. Reshoot Production Company was incorporated October 31, 2007, and, at the time of spin off was listed on the Over-the- Counter Bulletin Board. On November 21, 2016 the Company reincorporated in Delaware under the name UBI Blockchain Internet Ltd.

We consider ourselves to be an emerging growth company under applicable federal securities laws and will be subject to reduced public company reporting requirements. UBI Blockchain Internet Ltd. business encompasses the research and application of blockchain technology with a focus on the Internet of things covering areas of food, drugs and healthcare. Management plans to focus its business in the integrated wellness industry, by providing procedures for safety and effectiveness in food and drugs, but also preventing counterfeit or fake food and drugs. With the advancement of the blockchain technology, the Company plans to trace a food or drug product from its original source within the context of the internet of things to the final consumer.

Overview

UBI’s business encompasses the research and application of blockchain technology with a focus on the Internet of Things ("IoT") covering areas of food and drugs, healthcare, just to name a few. The Company will leverage the stock market to build a new business technology platform, specialized in the safety and freshness keeping of food and drugs within the context of micro and macro environment of the human life.

UBI plans to set up teams, that are dedicated to blockchain application and research, application of the internet of things, IT and data analytics in order to achieve its business goals.

An Internet of Things is defined as: the internetworking of physical devices, vehicles (also referred to as "connected devices" and "smart devices"), buildings, and other items embedded with electronics, software, sensors, actuators, and network connectivity that enable these objects to collect and exchange data. The IoT allows objects to be sensed and/or controlled remotely across existing network infrastructure, creating opportunities for more direct integration of the physical world into computer-based systems, and resulting in improved efficiency, accuracy and economic benefit. Blockchain, originally block chain, is defined as: a distributed database that maintains a continuously-growing list of ordered records called blocks. Each block contains a timestamp and a link to a previous block. By design, blockchains are resistant to modification of the data - once recorded, the data in a block cannot be altered retroactively. The Company plans to develop and specialize in the design, development, promotion and sales of blockchain technology and internet of things.

Our Chinese language website is: www.globalubi.com The website is referenced herewith for informational purposes only, it is not part of this Registration Statement.

Industry Trends

Recent advances in streamlining video, monitoring sensors, high-speed broadband internet, introducing wireless standards (such as Bluetooth low-power) and other technologies have brought about the emergence of virtual transactions and investment plans that individuals and businesses can base on their spending habits to measure data that monitoring equipment and applications to receive real-time feedback and to fit a wide range of personal and corporate preferences for reliability at home.

Blockchain techniques have shown considerable adaptability in recent years, as various market sectors have sought to find ways of incorporating capabilities into their operations. While most of the focus has so far been on financial services industry, this has begun to change. For example, the use of blockchain technology to support digital electronic payments to counter counterfeit drugs in the pharmaceutical industry. The adaptability of blockchain to a large number of applications has been one of the driving forces of the technology's growing interest in past few years. As solution for organization and ledger needs, the most recent market for blockchain technology is pharmaceutical industry.

The use blockchain technology and internet of things is being employed to address universal healthcare industry regarding food and drug safety and labor relations management. At present, management believes that there exists confusion of Chinese medicine industry including fake drugs, bad medicine serious phenomenon, no regulated production, no guaranteed efficacy of traditional Chinese medicine. The excessive use of antibiotics, poison capsules incidents, vaccine cases ginkgo leaf, licorice tablets and other major drug cases, have seriously affected people's physical and mental health. Therefore, food and drug safety relates to vital interests of millions of people's social problems. From current safety issues of food and drug, we see scientific and exact drug management issues.

Management believes that the blockchain technology and internet of things promote industrial information and emergence of possible technological solutions. Through integration of blockchain technology for the core of internet of things to establish a seamless industrial chain so as to achieve food and drug safety control and enterprise relations management. Internet of Things is the extension and continuation of internet. IoT can increase the ubiquity of the internet by integrating every object for interaction via radio frequency identification (RFID) devices, infrared sensors, global positioning systems, laser scanners and other information sensing equipment, which leads to a highly distributed network of devices communicating with human beings as well as other devices. IoT is opening opportunities for a large number of novel applications that promise to improve quality of lives. In recent years, IoT has connected with blockchain, exchange and communication for intelligent identification, location, tracking, monitoring and management of a network. This technology is still in its infancy.

A universal healthcare system covers all citizens seeking to achieve efficiencies by integrating the basic functions of healthcare delivery, health insurance, distribution of healthy food and drug safety and labor relations management. Based on the full integration of internet of things with blockchain technology, this technology can change old systems. Blockchain technology is a distributed database that maintains a continuously-growing list of records called blocks. Each block contains a timestamp and a link to a previous block. The data in a block cannot be altered retrospectively. Blockchain has characteristics such as decentrality, openness and transparency, autonomy, security of information that cannot be tampered with, and anonymity, these features can strengthen solution to drug and food safety issues, as well as getting more meaningful solution to enterprise labor relations management.

Blockchain technology-based applications

Management plans to focus its business in the integrated wellness industry, which providing procedures for safety and effectiveness in food and drugs, but also preventing counterfeit or fake food and drugs. With the advancement of the blockchain technology, we can trace a food or drug product all the way up to its original source within the context of the internet of things.

We are in the early stages of blockchain technology, which can store decentralized and distributed software ledger with complete transaction history. Blockchain technology has a wide range of potential applications, in addition to financial, real estate, back office systems and stock trading applications. Blockchain is a distributed ledger agreement that allows projects or transactions to be transparently registered and is first developed for use in a variety of industries to offer a wide range of services including banking, stock trading, real estate and even global diamond sales. More and more financial giants join blockchain technology applications and research and development, including IBM, Microsoft, Intel, Blockstream and Thompson Reuters, to further accelerate blockchain technology as a maturity and development system. Management believes the investments in the field of blockchain are growing. Due to maturity and safety of blockchain technology, it can play a role in many fields, and management believes its application field and development potential offer a growth opportunity for the Company.

The five features of blockchain include: de-centralization, openness, autonomy, non-tampering and anonymity. These features make blockchain an advantage in science and finance. Blockchain technology is a decentralized, distributed ledger that allows each transaction to be recorded and verified by network, which means that they do not need a central regulator such as a bank or financial institution. Transactions are also anonymous and theoretically real-time, although recent network over-saturation has led to this problem. The block-based distributed accounting technology, combined with its artificial intelligence and internet of things technologies, makes it possible for billions of smart technologies to connect to internet for greater security, allowing virtual time travel and allowing regulators to return to the point at which the problem occurred.

One of potential application of this technology is the creation of registers based on blockchain of IoT devices, and the use of artificial intelligence programs to perform automated intelligent diagnostics and more advanced functions, which can ultimately lead engineers and regulators to virtualize clock backwards. At the same time, blockchain technology can reduce audit costs; reduce distrust of central node, so that flow of financial assets is more transparent and convenient. In fact, current blockchain technology is indeed application of digital electronic payments to "blockchain +" transition extension from financial sector gradually to IoT and other non-financial areas which will trigger more and greater industrial restructuring and revolution. It is our time to enter real power blockchain technology.

The central concept and future development of blockchain are trends of things fit, leading gradual self-government of things. Blockchain technology is a good solution: infrastructure investment, high maintenance costs and data security issues. Blockchain technology support IoT which is an extension and more advanced stage of internet. Blockchain technology research and application will make IoT networking shine. Blockchain's point-to-point communication platform gives a subtle solution. Blockchain technology creates a shared, distributed, digital book between network nodes to record transactions, rather than storing them on a central server. Thus eliminating the need for central verification. It provides a way to create a consensus network without having trust a single node, and data store does not need to be stored in a central server, but by sharing it to all nodes in the network.

Internet of Things (IoT) is about creating digital representations of real-world objects. It is a phenomenon that draws on rapid developments within IT, ICT and telecommunications to spark insights and to help companies create entirely new types of services and business areas. Management believes that the Internet of Things will be the next technology to promote the rapid development of the world's important productive forces.

Health Care Business Focus

Management believes that the global IoT in healthcare market is growing at a significant growth rate, due to increasing demand for advanced healthcare information system, and growing prevalence of chronic and lifestyle associated diseases.

The IoT applications in healthcare, such as telemedicine, medication management, clinical operations and workflow management, inpatient monitoring, helps in compiling services related to diagnosis, treatment, care, and rehabilitation. They improve communication between patients and healthcare providers, in order to reduce medication errors, and provide better coordinated care.

Blockchain technology supports IoT which is an extension and more advanced stage of internet. Blockchain's point-to-point communication platform problem, gives a subtle solution. Blockchain technology creates a shared, distributed, digital book between network nodes to record transactions, rather than storing them on a central server. Thus eliminating need for central verification. It provides a way to create a consensus network without having to trust a single node, and data store does not need to be stored in a central server, but by sharing it to all nodes in network. Blockchain technology can also help solve medical field of data privacy and other issues, such as custody of electronic medical records, safe storage of genetic data, drug security and so on.

The Market Opportunity

The Company is in the early stages of blockchain technology, which can store decentralized and distributed software ledger with complete transaction history. Blockchain technology has a wide range of potential applications, in addition to financial, real estate, and back office systems. Blockchain can be utlized as a distributed ledger agreement that allows projects or transactions to be transparently registered and can be used in a variety of industries to offer a wide range of services including banking, stock trading, real estate and even global diamond sales.

Blockchain technology can play a role in many fields. Blockcchain transactions are theoretically real-time. The block-based distributed accounting technology, combined with its artificial intelligence and internet of things technologies, makes it possible for countless of smart technologies to connect to internet for greater security, allowing technicians to return to the point at which the problem occurred. One of potential applications of this technology is the creation of registers based on blockchain of IoT devices, and the use of artificial intelligence programs to perform automated intelligent diagnostics and more advanced functions, which can ultimately lead engineers and technicians to virtualize clock backwards. At the same time, blockchain technology can reduce audit costs; reduce distrust of central node, so that flow of financial assets is more transparent and convenient. In fact, current blockchain technology is indeed application of digital electronic payments to "block chain +" transition extension from financial sector gradually to IoT and other non-financial areas which will trigger more and greater industrial restructuring and revolution.

The internet of things is based on computer science, including network, electronics, radio frequency, induction, wireless, artificial intelligence, bar code, cloud computing, automation, embedded technology as an integrated technology. Internet of things is called the third wave of the world information industry revolution, after computer revolution, and the second internet revolution. Management believes that within 10 years, internet of things will be widely used in intelligent medicine, intelligent transportation, environmental protection, government work, public safety, safety home, intelligent home appliance, industrial monitoring, elderly care, personal health, intelligent building, green agriculture and breeding, surveillance, imaging, computers, mobile phones and other fields.

Blockchain technology is a good solution for: infrastructure investment, high maintenance costs and data security issues. Blockchain technology supports IoT which is an extension and more advanced stage of internet. Blockchain technology research and application will make IoT networking more efficient. Blockchain technology creates a shared, distributed, digital book between network nodes to record transactions, rather than storing them on a central server. This eliminates the need for central verification. It provides a way to create a consensus network without having to trust a single node, and data store does not need to be stored in a central server, but by sharing it to all nodes in network. Blockchain technology can also solve medical field of data privacy and other issues, such as custody of electronic medical records, safe storage of genetic data, and drug security.

Our Strategy

Our strategy is to make UBI the premier online investment and communication platform in key markets in China, and later on we may expand into Europe and North America. To achieve this goal, we intend to do the following:

• Introducing innovative products

We plan to develop commercially applicable blockchain based payment and other functions, such as product tracking. We aim at satisfaction of user experience, covering the consumption after sales.

 • Create brand awareness and drive sales of our products and services in key markets

We intend to target our marketing efforts to create global awareness of our brand and drive sales of our products and services in the key markets of China.

 • Employ professional investment professionals, academics, university professors and communication professionals

We plan to employ investment professionals, academics, university professors and communication professionals from around the world to develop technologies applications to human beings.

• Coordinate with strategic partners in each of the target markets for marketing and distribution

We believe that international markets represent a significant growth opportunity for us and we intend to expand sales of our products and services globally through selected retailers and strategic partnerships. We plan to work with key partners in the target markets to provide marketing and distribution expertise and assistance. Although it may be challenging to gain market acceptance in these markets, we believe the assistance of such experts will expedite the process.

Competitive Strengths

We believe that the following strengths position us to build our business model:

A. Building a Creative Commercial Platform through Independent Design and

Development

We plan to make an integrated platform that incorporates the blockchain technology, internet of things, and a stock market. This platform when built, will support blockchain based payment, the convenience of internet of things, with the speed, safety, and convenience not yet experienced. We plan to establish a brand name of “Global UBI” for our products.

B. Management Believes We Have Good Relations in China’s Healthcare Industry

In China, we believe that our management has good relations in the field of integrated health industry for scientific research and development, raw material production base and other industrial chains. Our management is also familiar with the international pharmaceutical market and the food market. We believe that technology is the top productive force. The effective combination of blockchain technology and Internet of Things technology which exclude all possible human factors, its centralization, transparency and chain cannot be tampered with, traceability, etc. can solve the drug and food safety issues.

Target Market

At present, fake drugs are common in China, as there exists little regulation of production, and no guaranteed efficacy of traditional Chinese medicine. There has been an excessive use of antibiotics, poison capsules incidents, vaccine cases ginkgo leaf, licorice tablets and other major drug cases, seriously affecting people's physical and mental health. Therefore, food and drug safety is related to the vital interests of millions of people in China.

Sources of Income and Pricing

We plan to use application of information technology (IT), blockchain technology and IoT technology that permeate virtually all aspects of corporate and social activity, effective combination of food and drugs safety and management of labor relations. The products and services enabled by it have had a major impact to the healthcare industry. As we look to the future, emerging technologies raise new trend in security, law enforcement, privacy, safety in food and drug of healthcare industry.

Sales and Marketing

The Company plans to place an emphasis on social media for the marketing and advancement of blockchian, internet of things, and technological innovation platform as well as the traditional health application, food and drug production process chain for more transparent transactions. The Company plans to implement original sources of procurement advantages, and preferred overseas products. For the domestic high-end consumers, we provide more efficient, convenient and affordable imports of quality goods.

Management believes Chinese consumers are more likely to consider buying a product if they see it mentioned on a social-media site and more likely to purchase a product or service if a friend or acquaintance recommends it on a social-media site.

Chinese consumers rely heavily upon peer-to-peer recommendations over general mass advertising. In general, the Chinese populace is skeptical of information from news sources and advertising and rely more on word-of-mouth from friends, family, and key opinion leaders, many of whom share information on social media.

While messaging and sharing photos is as popular in China as in other regions, one aspect of usage in the country stands out: social media has a greater influence on purchasing decisions for consumers in China than for those anywhere else in the world. Due to the widespread use of social media in China, the Company will focus its marketing efforts on this medium. The Company will be present with its own social media site on the largest Chinese social media platforms. Sale of products and services will take place on the portal. With regards to North America and European Market, we anticipate employing a similar strategy. Our most important profit and revenue will come from our development of drugs, food safety software, and system platform technology to promote sales and transfer technology. These software technologies and platform technologies will be widely used in health industry businesses and regulatory agencies.

Manufacturing

The Company does not at this time engage in any manufacturing but may engage in manufacturing of products to be sold on the Company's website in the future.

Government Regulation

We are or may become subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, including laws and regulations regarding privacy, data protection, data security, data retention, consumer protection, advertising, electronic commerce, intellectual property, manufacturing, anti-bribery and anti-corruption, and economic or other trade prohibitions or sanctions. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws.

In particular, there are numerous U.S. federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data, the scope of which is changing, subject to differing interpretations, and may be inconsistent among different jurisdictions. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure to comply with our privacy or security policies or privacy-related legal obligations by us or third-party service-providers or the failure or perceived failure by third-party apps, with which our users choose to share their data, to comply with their privacy policies or privacy-related legal obligations as they relate to the data shared with them, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our brand and operating results.

We plan to develop solutions to ensure that data transfers from the E.U. provide adequate protections to comply with the E.U. Data Protection Directive. If we fail to develop such alternative data transfer solutions, one or more national data protection authorities in the European Union could bring enforcement actions seeking to prohibit or suspend our data transfers to the U.S. and we could also face additional legal liability, fines, negative publicity, and resulting loss of business.

Governments are continuing to focus on privacy and data security and it is possible that new privacy or data security laws will be passed or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices regarding our users' data could require us to modify our services and features, possibly in a material manner, and may limit our ability to develop new products, services, and features. Although we have made efforts to design our policies, procedures, and systems to comply with the current requirements of applicable state, federal, and foreign laws, changes to applicable laws and regulations in this area could subject us to additional regulation and oversight, any of which could significantly increase our operating costs.

The labeling, distribution, importation, marketing, and sale of our products are subject to extensive regulation by various U.S. state and federal and foreign agencies, including the CPSC, Federal Trade Commission, Food and Drug Administration, or FDA, Federal Communications Commission, and state attorneys general, as well as by various other federal, state, provincial, local, and international regulatory authorities in the countries in which our products and services are distributed or sold. If we fail to comply with any of these regulations, we could become subject to enforcement actions or the imposition of significant monetary fines, other penalties, or claims, which could harm our operating results or our ability to conduct our business.

The global nature of our business operations also create various domestic and foreign regulatory challenges and subject us to laws and regulations such as the U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act, and similar anti-bribery and anti-corruption laws in other jurisdictions, and our products are also subject to U.S. export controls, including the U.S. Department of Commerce's Export Administration Regulations and various economic and trade sanctions regulations established by the Treasury Department's Office of Foreign Assets Controls. If we become liable under these laws or regulations, we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain products or services, which would negatively affect our business, financial condition, and operating results. In addition, the increased attention focused upon liability issues as a result of lawsuits, regulatory proceedings, and legislative proposals could harm our brand or otherwise impact the growth of our business. Any costs incurred as a result of compliance or other liabilities under these laws or regulations could harm our business and operating results.

Employees

We have 10 full-time employees. Within our workforce, 4 employees are engaged in product development and 6 employees are engaged in business development, finance, human resources, facilities, information technology and general management and administration. We expect the number of employees to rise to more than 25 by the end of December, 2017. We have no collective bargaining agreements with our employees and we have not experienced any work stoppages. We consider our relationship with our employees to be good.

Recent Event

On May 16, 2017, UBI acquired Shenzhen Nova E-commerce, Ltd., ("NOVA") a private Shenzhen Chinese corporation. Under the terms of the Agreement UBI acquired 100% ownership of Nova in exchange for 25,000,000 unregistered restricted Class C common shares by UBI. The 130 owners of NOVA received Class C common shares, based on their pro-rata ownership of NOVA, when the transferred ownership of NOVA has completed. Following the acquisition and the licensee name change to UBI, NOVA will be a 100% owned subsidiary of the Company.

About Shenzhen Nova E-commerce, Ltd

Shenzhen Nova E-commerce Ltd. ("NOVA") was incorporated on May 26, 2016 and currently operates an online store in China selling a wide range of products including maternal and infant products, cosmetics, wine, household goods, digital and luxury products. Nova's website became operational in April, 2017.

NOVA is registered in Qianhai Free Trade Zone, China. Its business operation is an e-commerce platform offering online retail service, via OYA Mall. From its inception on May 26, 2016 through April, 2017, NOVA has been building its website and infrastructure. Nova has commenced its operation in April 2017.

NOVA's Chinese language website is: www.oyamall.com. The website is operational, where customers can buy products, including food, non-prescription medicine, skin care products etc. offered on the website. For the purpose of this Registration Statement, the website is not part of this Registration Statement, but referenced for informational purposes.

DESCRIPTION OF PROPERTY

The Company owns no real property. Our administrative offices are located at: SmartSpace 3F, Level 9, Unit 908, 100 Cyberport Rd., Hong Kong, People's Republic of China., telephone: (212) 372-8836. The Company has been using this Hong Kong office space provided by UBI Blockchain Internet, LTD. (a Hong Kong Company) at no cost to the Company. UBI Hong Kong owns 30,000,000 shares of the Company's Class A common stock, 6,000,000 shares of the Company's Class B common stock; and 40,000,000 shares of the Company's C common stock. UBI Hong Kong will not seek reimbursement for providing this administrative space.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of our business, we expect that from time to time we will be involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

You should read the following discussion in conjunction with our financial statements and the related notes and other financial information included in this Form S-1. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Form S-1, particularly in the Section titled Risk Factors.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Plan of Operation

As of the date of this Registration Statement, we have serious concerns as to whether we have, and will have, sufficient cash flow to continue to operate for the next twelve months if we are not successful in finding a market for our audio housing product. We will apply any proceeds from future revenues to help cover our expenditures. Unless sufficient revenues are recognized, we anticipate that our projected expenditures will most likely exceed any proceeds from those revenues over the next twelve months, which will require that we obtain new financing in order for us to pursue our current plan of operations. We plan to look for both public and private sources of financing. There can be no assurance, however, that we can obtain sufficient capital on acceptable terms, if at all. If we do not achieve the necessary financing, then we will not be able to proceed with our planned activities, which would materially adversely affect our financial condition, business prospects and results of operations.

We anticipate generating losses and therefore we may be unable to continue operations in the future. We plan to rely on equity sales of our common shares in order to continue to fund our business operations. We would have to issue equity or enter into a strategic arrangement with a third party. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any of additional sales of our equity securities or other financing to fund our business operations. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Explanatory Paragraph in Our Independent Registered Public Accounting Firm Report

Our independent accountants have included a paragraph in their most recent report, in our audited financial statements for the year ended August 31, 2016, regarding concerns about our ability to continue as going concern. We have further disclosed in our notes to the financial statements that we are dependent upon our ability to obtain financing and upon future profitable operations from the development of our business opportunities, and that there are no assurances that we will be able to meet our financial obligations in the future.

Company Background

UBI Blockchain Internet Ltd. business encompasses the research and application of blockchain technology with a focus on the Internet of things covering areas of food, drugs and healthcare. Management plans to focus its business in the integrated wellness industry, by providing procedures for safety and effectiveness in food and drugs, but also preventing counterfeit or fake food and drugs. With the advancement of the blockchain technology, the Company plans to trace a food or drug product from its original source within the context of the Internet of Things to the final consumer.

Results of Operations

For Fiscal Year Ended August 31, 2016 and the Six Months ended February 28, 2017

Revenues

The Company generated no revenues for the fiscal year ended August 31, 2016. The Company generated no revenues for the first six months ended February 28, 2017.

Expenses

During the fiscal year ended August 31, 2016, the Company had total operating expenses of $13,079, as compared to total operating expenses of $32,948 for the same period in 2015, a decrease of $19,869 or 60.3%. The decrease in expenses represented decreases in general and administrative expenses from the same period last year.

For the six months ended February 28, 2017, the Company had total operating expenses of $501,991 as compared to $25,281 in 2016. The 2017 operating expenses consisted of salaries of $179,569, consulting fees of $256,667, legal and professional fees of $39,516 and other general and administrative expenses of $26,239.

Net loss

The Company had a net loss of $13,079 for the year ended August 31, 2016 compared to income of $639,397 for the same period in 2015.

For the six months ended February 28, 2017, the Company had a net loss of $(454,416) or $(0.02) per share of Class A common stock and compared to a loss of $(25,281) or $(0.12) per share of Class A common stock for the same period last year.

Liquidity and Capital Resources

As of February 28, 2017 the Company has total assets of $12,363 consisting of office equipment of $6,363 and prepaid expenses of $6,000 and total liabilities of $449,616. The negative working capital at February 28, 2017 is $443,616.

The Company has limited financial resources available, which has had an adverse impact on the Company's liquidity, activities and operations. These limitations have adversely affected the Company's ability to obtain certain projects and pursue additional business. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. In order for the Company to remain a Going Concern it will need to find additional capital. Additional working capital may be sought through additional debt or equity private placements, additional notes payable to banks or related parties (officers, directors or stockholders), or from other available funding sources at market rates of interest, or a combination of these. The ability to raise necessary financing will depend on many factors, including the nature and prospects of any business to be acquired and the economic and market conditions prevailing at the time financing is sought. No assurances can be given that any necessary financing can be obtained on terms favorable to the Company, or at all. Currently, the Company has ceased most operations with the exception of certain aspects of its product development and protecting its intellectual property.

Recent Accounting Pronouncements

Changes to accounting principles generally accepted in the United States of America ("U.S. GAAP") are established by the FASB in the form of accounting standards updates ("ASUs") to the FASB's Accounting Standards Codification.

Management considers the applicability and impact of all ASUs. ASUs not listed were assessed and were either determined to be not applicable or are expected to have minimal impact on our consolidated financial position and results of operations.

On April 5, 2012, the Jumpstart Our Business Startups (JOBS) Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an "emerging growth company" and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would apply to private companies. We are electing to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.”

In addition, we intend to rely on other exemptions from reporting and disclosure requirements that are offered by the JOBS Act, including (i) an exemption from the need to provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, and (ii) an exemption from the need to comply with any PCAOB requirement regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and our financial statements (auditor discussion and analysis). These exemptions will apply for a period of five years following our first sale of common equity securities under an effective registration statement or until we no longer qualify as an “emerging growth company,” whichever is earlier. For further information regarding disclosure and other exemptions available to us under the JOBS Act, please see “Prospectus Summary—The Company—Implications of Being an Emerging Growth Company.”

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS AND CORPORATE GOVERNANCE

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their resignation or removal by the Board of Directors. There are no family relationships among any of the directors and officers.

Name	Age	Position & Offices Held

Tony Liu	63	Chairman of the Board and CEO
Chan Cheung	60	CFO, Corporate Secretary
Jun Min	57	Director
Cosimo J. Patti	66	Director

All of the above Directors and Officers were appointed to their positions on January 3, 2017.

Set forth below is a brief description of the background and business experience of our officers and directors.

Tony Liu, Chairman of the Board and CEO.

Mr. Tony Liu brings a great deal of management experience to UBI. He has been Chairman of Hong Kong Silver Union Group Co., Ltd., since May, 2009. He is also a limited partner of Shenzhen Zhu Mao Investment Enterprise since July, 2015.

Chan Cheung, Director, Chief Financial Officer and Corporate Secretary

Mr. Chan Cheung brings to the management team over 30 years of financial and accounting experience in banking, finance, and management, before joining the Company. Mr. Chan was CFO, Chief Compliance Officer, and corporate secretary of Neo-Neon Holdings Ltd. (1868.HK). He obtained a BS degree from Chinese University of Hong Kong in 1983, he is member of the Hong Kong Institute of Certified Public Accountants and Association of Chartered Certified Accountants.

Jun Min, Director

Mr. Jun Min has worked in the position of manager at Sanleyuan Group, in Hong Kong since 1993. He has a BA Degree from Zhongyang Broadcast TV University.

Cosimo J. Patti, Director

Mr. Cosimo Patti brings to the Company over 50-years in the financial services industry, where is worked in a variety of senior level positions. Mr. Patti was the President and Chairman of Technology Integration Group, Inc. D/B/A FSI Advisors Group, a global Financial Services (Bulletin Board listed TING) consulting organization from 1999 to 2005. In May 2009, Mr. Patti was appointed to the Board of Directors of China XD Plastics Company Limited (NASDAQ:CXDC), a company engaged in the development, manufacturing, and distribution of modified plastics primarily for use in automotive applications. In June 2007, Mr. Patti joined the Board of Directors of Advanced Battery Technologies, Inc. (NASDAQ:ABAT). He was the Director of Strategic Cross-border Business with Cedel Bank from 1996 to 1999. Since 1986, Mr. Patti has served as an appointed arbitrator to the New York Stock Exchange and the National Association of Securities Dealers adjudicating cases involving client disputes and improprieties. Mr. Patti attended Brooklyn College.

Board of Directors

Our board of directors consists of three members without any compensation.

Audit Committee

The company does not presently have an Audit Committee. No qualified financial expert has been hired because the company is too small to afford such expense.

Committees and Procedures

(1)	The registrant has no standing audit, nominating and compensation committees of the Board of Directors, or committees performing similar functions. The Board acts itself in lieu of committees due to its small size.

(2)	The view of the board of directors is that it is appropriate for the registrant not to have such a committee because its director participate in the consideration of director nominees and the board and the company are so small.

(3)	The members of the Board who acts as nominating committee is not independent, pursuant to the definition of independence of a national securities exchange registered pursuant to section 6(a) of the Act (15 U.S.C. 78f(a).

(4)	The nominating committee has no policy with regard to the consideration of any director candidates recommended by security holders, but the committee will consider director candidates recommended by security holders.

(5)	The basis for the view of the board of directors that it is appropriate for the registrant not to have such a policy is that there is no need to adopt a policy for a small company.

(6)	The nominating committee will consider candidates recommended by security holders, and by security holders in submitting such recommendations.

(7)	There are no specific, minimum qualifications that the nominating committee believes must be met by a nominee recommended by security holders except to find anyone willing to serve with a clean background.

(8)	The nominating committee's process for identifying and evaluation of nominees for director, including nominees recommended by security holders, is to find qualified persons willing to serve with a clean backgrounds. There are no differences in the manner in which the nominating committee evaluates nominees for director based on whether the nominee is recommended by a security holder, or found by the board.

Code of Ethics

We have not adopted a Code of Ethics for the Board and any salaried employees.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for: (i) each person who served as the chief executive officer of our company at any time during the years ended August 31, 2016 and 2015, regardless of compensation level, and (ii) each of our other executive officers, other than the chief executive officer, serving as an executive officer at any time during 2016-2015. Compensation information is shown for fiscal years 2016 and 2015.

Compensation Table

		Year				Compen-
	Principal	Ending	Salary	Bonus	Awards	sation	Total
Name	Position	Aug 31,	($)	($)	($)	($)	($)

Barry Hall	CEO/CFO/Director	2016	0	0	0	0	0
Appointed: Aug 30, 2013 Resigned: Jan. 3, 2017		2015	0	0	0	0	0

Frank Arnone	Secretary/Director	2016	0	0	0	0	0
Appointed: Apr 10, 2014 Resigned: Jan. 3, 2017		2015	0	0	0	0	0

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no arrangements or understandings pursuant to which a director or executive officer was selected to be a director or executive officer. There are no family relationships among our directors/officers.

Significant Employees

We have no significant employees other than Officers/Directors.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past ten years and which is material to an evaluation of the ability or the integrity of our director or executive officer:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

  being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

  was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

  was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

  was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

    Any Federal or State securities or commodities law or regulation; or
    Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or
    Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee Financial Expert

We do not have an audit committee nor do we have an audit committee established at this time.

Auditors; Code of Ethics; Financial Expert

Our principal independent accountant is the firm of Michael T. Studer CPA P.C., Freeport, NY. We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officer. We do not have an audit committee or nominating committee.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our officers/directors.

Compensation of Directors

We did not pay our directors any compensation during fiscal year ended August 31, 2016 nor through the period ending May 31, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of the Company’s Common Stock as of May 31, 2017, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. To the knowledge of the Company, each shareholder listed below possesses sole voting and investment power with respect to the shares indicated.

We believe that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the U. S. Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60-days, such as options or warrants to purchase our common stock.

Security Ownership Table

	Class A Common	Percent	Class B Common	Percent	Class C Common	Percent	Percent of Total Voting Power (1)
Name of Beneficial Owner
Named Executive Officers and Directors:
Tony Liu, CEO & Chairman (2)	30,000,000	97.7%	6,000,000	100%	40,000,000	54.5%	99.2%

Chan Cheung, CFO & Secretary (3)					100,000	0.1%

Jun Min, Director (4)

Cosimo J. Patti Director (5)					500,000	0.6%

All executive officers and directors as a group (4 persons)	30,000,000	97.7%	6,000,000	100%	40,600,000	83.8%	99.2%

(1) Percentage of total voting power represents voting power with respect to all shares of our Class A Common Stock (30,717,046 issued and outstanding) and Class B Voting stock (6,000,000 shares issued and outstanding), as a single class. The holder of our Class B Voting Stock are entitled to ten votes per share, and holders of our Class A Common Stock are entitled to one vote per share. The 6,000,000 Class B shares have voting rights equal to 60,000,000 common shares. Percentage of Total Voting Power is calculated based on an aggregate of 90,717,046 (30,717,046 Class A Common + 60,000,000 Class B Voting Common) shares issued and outstanding. There are 73,400,000 non-voting Class C shares issued and outstanding.

2) Tony Liu, Smart-Space 3F, Level 9, Cyberport 3, 100 Cyberport Road, Hong Kong, People's Republic of China. Tony Liu is the beneficial owner who exercises the sole voting and dispositive powers with respect to 30,000,000 Class A common shares, 6,000,000 Class B common shares, and 40,000,000 Class C common shares owned and has the ultimate voting control over the shares held in the name of UBI Blockchain Internet, LTD., a Hong Kong Company.

3) Chan Cheung, Smart-Space 3F, Level 9, Cyberport 3, 100 Cyberport Road, Hong Kong, People's Republic of China.

4) Jun Min, Smart-Space 3F, Level 9, Cyberport 3, 100 Cyberport Road, Hong Kong, People's Republic of China.

5) Cosimo J. Patti, Smart-Space 3F, Level 9, Cyberport 3, 100 Cyberport Road, Hong Kong, People's Republic of China.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Chairman and CEO, Tony Liu is also our primary shareholder. He controls 30,000,000 shares of our Class A Common Stock, representing 99.7% ownership of the Class; 6,000,000 shares of our Class B Common Stock, representing 100% ownership of the Class; and 40,000,000 Class C Common Stock, representing 82.6% of the Class.

The Company has been using this Hong Kong office space provided by UBI Blockchain Internet, LTD. (a Hong Kong Company) at no cost to the Company. UBI Hong Kong is benefically owned by Tony Liu, the Chairman and CEO of the Company.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The Law Offices of T. J. Jesky has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in this registration statement have been audited by Michael T., Studer CPA P.C., an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of UBI Blockchain Internet, Ltd. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

The public may read and copy any materials with the Commission at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

We intend to furnish our stockholders with annual reports containing audited financial statements.

FINANCIAL STATEMENTS

UBI BLOCKCHAIN INTERNET, LTD.

August 31, 2016

(audited)

February 28, 2017

(unaudited)

Page
Year ended August 31, 2016 financials (audited):

Independent Auditor's Report	F-1a
Balance Sheet	F-2a
Statement of Operations	F-3a
Statement of Changes in Stockholders' Equity	F-4a
Statement of Cash Flows	F-5a
Notes to Financials	F-6a

Quarter ended February 28, 2017 financials (unaudited):

Balance Sheet	F-1b
Statement of Operations	F-2b
Statement of Cash Flows	F-3b
Notes to Financials	F-4b

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

UBI Blockchain Internet, Ltd., formerly known as JA Energy

I have audited the accompanying balance sheet of UBI Blockchain Internet, Ltd., formerly known as JA Energy (the “Company”) as of August 31, 2016 and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit. The financial statements of UBI Blockchain Internet, Ltd., formerly known as JA Energy as of August 31, 2015 were audited by another auditor whose report dated December 14, 2015 expressed an unqualified opinion on those statements.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UBI Blockchain Internet, Ltd., formerly known as JA Energy as of August 31, 2016 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael T. Studer CPA P.C.

Michael T. Studer CPA P.C.

Freeport, New York

December 14, 2016

F-1a

UBI Blockchain Internet, Ltd., formerly known as JA Energy
Balance Sheets
(Audited)
	August 31,	August 31,
	2016	2015
ASSETS
Total assets	$-	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$68,419	$68,275
Advances from stockholder	26,981	14,046
Bank overdraft	1,202	1,202
Note payable - related party	50,000	50,000
Total current liabilities	146,602	133,523
Total liabilities	146,602	133,523
Stockholders' deficit
Preferred stock, $0.001 par value, 5,000,000 shares authorized 1,000,000 shares issued
and outstanding as of August 31, 2016 and August 31, 2015	1,000	1,000
Common stock, $0.001 par value,
70,000,000 shares authorized, 217,046 Shares issued and outstanding as of
August 31, 2016 and August 31, 2015	217	217

Additional paid-in capital	4,315,919	4,315,919
Stock subscription payable	90,521	90,521
Accumulated deficit	(4,554,259)	(4,541,180)
Total stockholders' deficit	(146,602)	(133,523)
Total liabilities and stockholders' deficit	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-2a

UBI Blockchain Internet, Ltd., formerly known as JA Energy
Statements of Operations
(Audited)

	For the year	For the year
	ended	ended
	August 31, 2016	August 31, 2015
Operating expenses:
General and administrative	$13,079	$32,948
Total operating expenses	13,079	32,948

Other income (expenses):
Forgiveness of accounts payable	-	59,308
Transfer of assets and liabilities to spin-off company (Note 4)		618,870
Interest expense	-	(5,833)
Total other income (expenses)	-	672,345

Net income (loss)	$(13,079)	$639,397

Basic earnings (loss) per share	$(0.06)	$2.95
Diluted earnings (loss) per share	$(0.06)	$2.95

Weighted average number of common
shares outstanding - basic	217,046	217,046

Weighted average number of common
shares outstanding - diluted	217,046	217,046

The accompanying notes are an integral part of these consolidated financial statements.

F-3a

UBI Blockchain Internet, Ltd., formerly known as JA Energy
Statements of Stockholders' Deficit
(Audited)

					Additional	Stock
	Preferred Stock		Common Stock		Paid in	Subscription	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Deficit
BALANCE, AUGUST 31, 2014	100,000	$1,000	217,046	$217	$4,315,919	$90,521	$(5,180,577)	$(772,920)

Net income	-	-	-	-	-	-	639,397	639,397
BALANCE, AUGUST 31, 2015	100,000	1,000	217,046	217	4,315,919	90,521	(4,541,180)	(133,523)

Net loss	-	-	-	-	-	-	(13,079)	(13,079)
BALANCE, AUGUST 31, 2016	100,000	$1,000	217,046	$217	$4,315,919	$90,521	$(4,554,259)	$(146,602)

The accompanying notes are an integral part of these consolidated financial statements.

F-4a

UBI Blockchain Internet, Ltd., formerly known as JA Energy
Statements of Cash Flows
(Audited)
	For the year	For the year
	ended	ended
	August 31, 2016	August 31, 2015
OPERATING ACTIVITIES
Net income (loss)	$(13,079)	$639,397
Adjustments to reconcile net income (loss)
to net cash used by operating activities:
Write-off of intangible assets
spin-off, net (note 4)	-	(613,036)
Forgiveness of accounts payable	-	(59,308)
Depreciation expense	-	599
Changes in operating assets and liabilities:
Accounts payable and accrued expense	144	18,302
Net cash used by operating activities	(12,935)	(14,046)

FINANCING ACTIVITIES
Advances from stockholder	12,935	14,046
Net cash provided by financing activities	12,935	14,046

NET CHANGE IN CASH	-	-

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	-	-
END OF PERIOD	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5a

UBI Blockchain Internet, Ltd., formerly known as JA Energy

Notes to Financial Statements

Years Ended August 31, 2016 and 2015

NOTE 1 – ABOUT THE COMPANY

The Company was organized August 26, 2010 (Date of Inception) under the laws of the State of Nevada, as UBI Blockchain Internet, Ltd., formerly known as JA Energy. The Company was incorporated as a subsidiary of Reshoot Production Company, a Nevada corporation. Reshoot Production Company was incorporated October 31, 2007, and, at the time of spin off was listed on the Over-the- Counter Bulletin Board.

On September 30, 2014, the Board of Directors passed a resolution to form a new company called Peak Energy Holdings (Peak) with each shareholder in the Company receiving one share of common of Peak for each share of common stock in the Company and one share of preferred stock of Peak for each share of preferred share of the Company.

On November 9, 2014, UBI Blockchain Internet, Ltd., formerly known as JA Energy (the "Company") entered into an Irrevocable Asset and Liability Exchange Agreement (the “Agreement”). The Agreement dealt with the dividend spin-off UBI Blockchain Internet, Ltd., formerly known as JA Energy's wholly owned subsidiary, Peak Energy Holdings. At the UBI Blockchain Internet, Ltd., formerly known as JA Energy annual shareholder meeting, held on September 30, 2014, the shareholders of the Company approved the transfer of all of the assets and liabilities of the Parent into a wholly owned subsidiary. The subsidiary had the same characteristics and number of authorized and issued shares as the Parent, whereby all Preferred and Common shareholders in the Parent received a pro-rata stock dividend in the subsidiary that is equal to the number of shares they owned in the Parent on a one-for-one (1:1) basis. The major shareholders of the Company entered into a separate agreement with regards to the dividend spin-off. They agreed to and put into effect the following points upon the dividend spin-off of the Peak Energy Holdings from UBI Blockchain Internet, Ltd., formerly known as JA Energy:

•	Mr. James Lusk (the largest debtor of UBI Blockchain Internet, Ltd., formerly known as JA Energy) transferred all assets and liabilities, as of March 31, 2014, from UBI Blockchain Internet, Ltd., formerly known as JA Energy to the Subsidiary to the extent legally assignable.

•	Two of the major shareholders in UBI Blockchain Internet, Ltd., formerly known as JA Energy transferred all ownership of their Preferred and Common stock held in the subsidiary to Mr. James Lusk.

•	Mr. James Lusk transferred all of the common stock ownership he owned and controlled in UBI Blockchain Internet, Ltd., formerly known as JA Energy to the major shareholders.

•	Mr. James Lusk provided a notarized signed letter addressed to the Company and auditor that he agreed to transfer all assets and liabilities, as of March 31, 2014, from the Parent to the Subsidiary to the extent legally assignable.

•	UBI Blockchain Internet, Ltd., formerly known as JA Energy warranted that any new liabilities incurred on the books of UBI Blockchain Internet, Ltd., formerly known as JA Energy after April 1, 2014 would not be transferred to the subsidiary.

•	UBI Blockchain Internet, Ltd., formerly known as JA Energy represented and warranted that there were no liabilities, actual or contingent, created in the subsidiary. Prior to the effective time of the transfer, the subsidiary would have no assets nor liabilities.

•	UBI Blockchain Internet, Ltd., formerly known as JA Energy warranted that since April 1, 2014, with the exception of the Preferred voting shares, no other shares were issued, awarded or pledged to be issued. The number of common shares issued and outstanding in UBI Blockchain Internet, Ltd., formerly known as JA Energy at March 31, 2014 were the same number of the shares issued at the date of transfer.

•	Upon the completion of the transfer of assets and liabilities, shares were exchanged and the subsidiary was divested from UBI Blockchain Internet, Ltd., formerly known as JA Energy and now operates independent as a separate entity of UBI Blockchain Internet, Ltd., formerly known as JA Energy with its own management;

F-6a

•	Mr. James Lusk took control of Peak Energy Holdings, independent of UBI Blockchain Internet, Ltd., formerly known as JA Energy.

•	All Parties indemnified and held harmless the other Parties from and against any and all losses, damages, liabilities, resulting or arising from these transactions

The Agreement did not affect any other shareholders in the Company who maintained their share ownership of UBI Blockchain Internet, Ltd., formerly known as JA Energy, and have pro-rata ownership in Peak Energy Holdings following the dividend spin-off.

NOTE 2 - GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has an accumulated deficit since inception of $4,506,809. The Company has not generated any meaningful revenues to date, and its ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. Management plans to raise equity capital to finance the operating and capital requirements of the Company. In October 2016 (see Note 12), there was a change in control of the Company.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from the outcome of this uncertainty.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

The relevant accounting policies are listed below.

Basis of Accounting

The basis is United States generally accepted accounting principles.

Earnings per Share.

The basic earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the weighted average number of common shares issued and outstanding during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less at the date of purchase to be cash and cash equivalents.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

F-7a

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Revenue recognition

The Company recognizes revenue from product sales once all the following criteria for revenue recognition have been met: pervasive evidence that an agreement exists; the services have been rendered; the fee is fixed and determinable and not subject to refund or adjustment; and collection of the amount due is reasonably assured. For the periods presented, the Company had no revenues.

Year end

The Company's fiscal year-end is August 31.

Reverse Stock Split

All references to numbers of shares of our common stock and per-share information in the accompanying financial statements have been adjusted retroactively to reflect the Company’s 1-for- 200 reverse stock split effected on January 20, 2016. The par value was not adjusted as a result of the reverse stock split.

Recent Accounting Pronouncements

The Company’s management has evaluated recently issued accounting pronouncements through August 31, 2016 and concluded that they will not have a material effect on future financial statements.

 NOTE 4 – TRANSFER OF ASSETS AND LIABILITIES TO PEAK ENERGY HOLDINGS

In accordance with the Agreement described in Note 1 to these financial statements, during the year ended August 31, 2015 certain assets with a book value of $9,340, net of depreciation, and liabilities totaling $628,210 were transferred to Peak Energy Holdings. This transfer resulted in other income of $618,870. In addition to the $628,210 liabilities transferred to Peak, approximately $68,090 of additional liabilities as of March 31, 2014 not legally assignable to Peak without the consent of the respective debtors were the responsibility of Peak under the Agreement. As of August 31, 2016 and 2015, accounts payable and accrued liabilities include liabilities that are the responsibility of Peak totaling $57,451 and $57,451, respectively. The Company will contest any request for payment of any of these pre-Agreement liabilities.

NOTE 5 - STOCKHOLDERS’ DEFICIT

At August 31, 2016, the Company was authorized to issue 70,000,000 shares of its $0.001 par value common stock and 5,000,000 shares of its $0.001 par value preferred stock. On November 21, 2016 (see Note 12), the Company changed its authorized capital stock.

During the year ended August 31, 2012, the Company committed to issue a total of approximately 1,390 shares of common stock to various parties for services rendered or other consideration valued at a total of $90,521 based on the prevailing trading price of the Company’s common stock at the dates of the respective commitments. The related expenses were recorded in the year ended August 31, 2012 but the shares have never been issued.

F-8a

NOTE 6 - RELATED PARTY TRANSACTIONS

On October 15, 2014, a total amount of $617,475 owed to the former CEO was transferred to Peak Energy Holding, in accordance with the agreement described in Note 1 to these financial statements. Included in this amount were notes payable and accrued interest of $605,980, unpaid consulting fees of $9,550 and advances of $1,945.

As of August 31, 2016, the Company was obligated to Mr. Mark DeStefano (“DeStefano”) for a $50,000 note payable and $26,981 for payments made on behalf of the Company. DeStefano had voting control of the Company from June 2014 (see Note 8) to October 24, 2016 (see Note 12) through his ownership of the 1,000,000 shares of Voting Preferred Stock issued and outstanding (equivalent to 50,000,000 votes).

NOTE 7 - PROVISION FOR INCOME TAXES

The Company accounts for income taxes under FASB Accounting Standard Codification ASC 740 “Income Taxes”. ASC 740 requires use of the liability method. ASC 740 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

As of August 31, 2016, the Company had net operating loss carry forwards of approximately $1,021,745 that may be available to reduce future years’ taxable income through 2035. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards. Net operating losses will begin to expire in 2031.

Components of net deferred tax assets, including a valuation allowance, are as follows at August 31, 2016 and August 31, 2015:

	August 31, 2016	August 31, 2015
Deferred tax assets:
Net operating loss carry forward	$ 1,021,745	$ 1,008,666

Total deferred taxes	$ 357,611	$ 353,033
Less: valuation allowance	(357,611)	(353,033)
Net deferred tax assets	$ -	$ -

The valuation allowance for deferred tax assets as of August 31, 2016 was $357,611, as compared to $353,033 as of August 31, 2015. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of May 31, 2016 and May 31, 2015.

F-9a

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

U.S federal statutory rate	35.0%
Valuation reserve	(35.0%)
Total	0.0%

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

NOTE 8 - NOTES PAYABLE – Related Party

On April 4, 2014, the Company issued a One-year Promissory Note (“the Note”) in the amount of $50,000 to Mark DeStefano (“DeStefano") (see Note 6). The Note bore interest at 12% percent per annum with interest due each month. In the event that interest was not paid within three days from the time it was due, the Note was to be considered in default and was to be fully due and payable. Additional consideration for the Note included the Chief Executive Officer of the Company giving the note holder his voting proxy for all of the shares he held with the exception of voting on a tender offer or a sale of the Company’s assets. As of May 8, 2014, the Note was in default.

On May 5, 2014, the Company issued a second One-Year Promissory Note (“the Second Note”) in the amount of $20,000 to the same stockholder noted above. The Second Note was issued with the restriction that the funds be used specifically to pay the Company’s Patent Counsel for fees to finalize certain patent filings and was secured by all patents, and patent applications held by the Company. The Second Note was to bear interest at 12% percent per annum with interest due each month. In the event that interest was not paid within three days from the time it was due the Second Note would be considered in default and would be fully due and payable.

On June 6, 2014, the Company received notices that it was in default of the two Promissory Notes described above. Rather than default on the Notes the Company issued 1,000,000 shares of $0.001 par value Voting Preferred Stock in exchange for Notes Payable totaling $20,000 plus forgiveness of interest totaling $1,900. Additionally, the Company agreed to designate with the State of Nevada Secretary of State that each share of preferred carries the voting power of 50 common shares. Finally, the shareholder agreed to cancel the shares upon full payment of the $50,000 Note, without accrued interest and the sale of five units of the MDU.

In October 2016 (see Note 12), the $50,000 note payable was satisfied.

NOTE 9 – OTHER INCOME AND EXPENSE

As described in Note 4, during the year ended May 31, 2015 an asset with a book value of $9,340, net of depreciation, and liabilities totaling $628,210 were transferred to Peak Energy Holdings. This transfer resulted in other income of $618,870.

On October 27, 2014 the Company entered into an agreement with two former employees, one of whom was a former director of the Company, whereby all parties agreed to release and hold harmless from any liabilities that existed prior to the date of the agreement. The result of this agreement was the forgiveness by the former employees of $38,186 in compensation owed to the employees.

F-10a

NOTE 10 – REVERSE STOCK SPLIT

On January 20, 2016, the Company effected a 1-for-200 reverse stock split of its outstanding common stock, par value $0.001 per share (the "Reverse Stock Split"). As a result of the Reverse Stock Split, each two hundred shares of the Company’s Common Stock issued and outstanding immediately prior to the Reverse Stock Split were automatically combined into and became one share of common stock. No fractional shares were issued as a result of the Reverse Stock Split and any stockholder who otherwise would have been entitled to receive fractional shares and received an additional share. Also, as a result of the Reverse Stock Split, the per share exercise price of, and the number of shares of common stock underlying our warrants outstanding immediately prior to the Reverse Stock Split were automatically proportionally adjusted based on the 1-for-200 split ratio in accordance with the terms of such warrants. Share and per-share amounts of the Company’s commons stock and warrants included herein have been adjusted to give effect to the Reverse Stock Split. The Reverse Stock Split did not alter the par value of the Common Stock, $0.001 per share, or modify any voting rights or other terms of the common stock.

NOTE 11 – EXCERCISABLE WARRANTS

On March 1, 2011, the Company received $15,000 as a loan from a non-related third party. The loan was unsecured, payable on demand and non-interest bearing. Effective March 19, 2013, the debt was exchanged for warrants to purchase up to 6,000 shares of common $.001 par value stock at $200 per share after March 19, 2014 and before March 19, 2017.

NOTE 12 – SUBSEQUENT EVENTS

On September 15, 2016, the Company, with the approval of the Board of Directors agreed to issue (issued October 3, 2016) 30,000,000 shares of unregistered restricted Class A Common Stock, 6,000,000 shares of unregistered restricted Class B Voting Common Stock, which carries a voting weight equal to ten (10) Common Shares and 40,000,000 shares of unregistered restricted Class C Common Stock to UBI Blockchain Internet, LTD (“UBI"), a Hong Kong company, in exchange for $200,000. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act") and were issued under Regulation S to one (1) foreign entity who attested it is an accredited investor who is not a citizen nor a resident of the USA.

On September 26, 2016, pursuant to NRS 78.1955, the Board of Directors approved the filing of a Certificate of Designation with the Nevada Secretary of State to designate Class A, B and C common shares, par value $0.001. Concurrently with the filing of this Certificate of Designation, all Common Stock issued and outstanding shall become Class A Common Stock. Class B Common Stock carries a voting weight equal to ten (10) Common Shares. The Class B shares can be converted into fully paid and non-assessable Common Shares, on a one-to-one basis, at the option of the holder at any time upon written notice to the Company and its authorized transfer agent. Class C Common Stock has no voting rights. Upon the conversion or other exchange of all outstanding shares of Class B Common Stock into or for shares of Class A Common Stock, all shares of Class C Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of fully paid and non-assessable shares of Class A Common Stock on the date fixed therefor by the Board of Directors that is no less than sixty-one days and no more than one hundred and eighty days following such conversion or exchange.

Pursuant to the September 15, 2016 change in control agreement, a representative of UBI paid into an attorney trust account $150,000 on September 14, 2016 and $67,500 on October 11, 2016, for a total of $217,500. The $217,500 consisted of $200,000 for the newly issued shares of Class A, Class B Voting, and Class C Common Stock and $17,500 for the payment of specific expenses.

F-11a

In September and October 2016, a total of $175,557 was paid from the attorney trust account to:

Mark DeStefano (in satisfaction of the $50,000
note payable and the $26,981 advances payable at August 31, 2016, and for the retirement of the 1,000,000 shares of Voting Preferred Stock owned by DeStefano	112,000
Finder for Finder's Fee	20,000
Directors of the Company for services	15,000
Entity controlled by DeStefano for services	10,000
OTC Markets Group, Inc. for fees	12,500
Auditor for audit fees	5,000
Other	1,057
Total	$175,557

On November 21, 2016, the Company reincorporated in Delaware under the name UBI Blockchain Internet LTD. and increased the number of authorized shares from 75,000,000 to 200,000,000 shares consisting of 130,000,000 authorized shares of Class A Common Stock, 6,000,000 authorized shares of Class B Common Stock and 64,000,000 authorized shares of Class C Common Stock.

On November 21, 2016, the Company reincorporated in Delaware under the name UBI Blockchain Internet LTD. and increased the number of authorized shares from 75,000,000 to 200,000,000 shares consisting of 130,000,000 authorized shares of Class A Common Stock, 6,000,000 authorized shares of Class B Common Stock and 64,000,000 authorized shares of Class C Common Stock.

F-12a

UBI Blockchain Internet Ltd.
(Formerly JA Energy)
Balance Sheets

	February 28,	August 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets
Prepaid expenses	$6,000	$-
Total current assets	6,000	-

Office Equipment, net of accumulated depreciation	6,363	-
Total assets	$12,363	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$20,131	$68,419
Advances from former related party	-	26,981
Due to related parties	149,485	-
Accrued stock-based compensation	280,000	-
Bank overdraft	-	1,202
Note payable - former related party	-	50,000
Total current liabilities	449,616	146,602

Total liabilities	449,616	146,602

Stockholders' deficit
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 0 and 1,000,000 shares issued and outstanding as of' February 28, 2017 and August 31, 2016, respectively		1,000
Class A common stock, $0.001 par value, 130,000,000 shares authorized, 30,217,046 and 217,046 shares issued and outstanding as of February 28, 2017 and August 31, 2016, respectively	30,217	217
Class B Common stock, $0.001 par value, 6,000,000 shares authorized, 6,000,000 shares issued and outstanding as of 'February 28, 2017	6,000
Class C Common stock, $0.001 par value, 64,000,000 shares authorized, -0- shares issued and outstanding as of February 28, 2017	-
Additional paid-in capital	4,444,684	4,315,919
Stock subscription payable	90,521	90,521
Accumulated deficit	(5,008,675)	(4,554,259)
Total stockholders' deficit	(437,253)	(146,602)
Total liabilities and stockholders' deficit	$12,363	$-

The accompanying notes are an integral part of these financial statements.

F-1b

UBI Blockchain Internet Ltd.
(Formerly JA Energy)
Statements of Operations
(Unaudited)

	For the three months	For the three months	For the six months	For the six months
	ended	ended	ended	ended
	February 28, 2017	29-Feb-2016	February 28, 2017	29-Feb-2016
Operating expenses:
Salaries (including stock - based compensation of $48,333, $0, $48,333 and $0 respectively)	$179,569	-	$179,569	$-
Consulting fees (including stock - based compensation of $231,667, $0, $231,667 and $0 respectively)	231,667	-	256,667	-
Legal & Professional fees	8,147		39,516	-
Other general and administrative	6,739	12,025	26,239	25,281
Total operating expenses	426,122	12,025	501,991	25,281

Other income (expenses):
Gain on settlement of bank overdraft		-	572	-
Gain on settlement of accounts payable and accrued liabilities	47,003	-	47,003	-
Total other income (expenses)	47,003	-	47,575	-

Net income (loss)	$(379,119)	(12,025)	$(454,416)	$(25,281)

Net loss per share of Class A common stock – basic and diluted	$(0.01)	(0.06)	$(0.02)	$(0.12)

Weighted average number of Class A common
shares outstanding - basic and diluted	30,217,046	217,046	24,250,195	217,046

The accompanying notes are an integral part of these financial statements.

F-2b

UBI Blockchain Internet Ltd.
(Formerly JA Energy)
Statements of Cash Flows
(Unaudited)

	For six months	For six months
	ended	ended
	February 28, 2017	February 29, 2016
OPERATING ACTIVITIES
Net income (loss)	$(454,416)	$(25,281)
Adjustments to reconcile net income (loss) to net cash used by operating activities
Stock-based compensation	280,000	-
Gain on settlement of bank overdraft	(572)	-
Gain on settlement of accounts Payable and accrued liabilities	(47,003)	-
Changes in operating assets and liabilities:
Prepaid expenses	(6,000)	(3,000)
Bank overdraft	(630)	-
Accounts payable and accrued liabilities	(1,285)	16,031
Net cash used by operating activities	(229,906)	(12,250)

INVESTING ACTIVITIES
Purchase of office equipment	(6,363)	-
Net cash used by investing activities	(6,363)

FINANCING ACTIVITIES
Due to related parties	149,485	-
Advances from former related party	(26,981)	12,250
Repayment of note payable to former related party	(50,000)	-
Buyback of preferred stock	(33,735)	-
Proceeds from sale of common Stock-net	180,000	-
Contributed capital	17,500	-
Net cash provided by financing activities	229,906	12,250

NET CHANGE IN CASH	-	-

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	-	-
END OF PERIOD	$-	$-

The accompanying notes are an integral part of these financial statements.

F-3b

UBI Blockchain Internet Ltd.

(Formerly JA Energy)

Notes to Financial Statements

Three and Six Months Ended February 28, 2017 and 2016

(Unaudited)

NOTE 1 – ABOUT THE COMPANY

The Company was organized August 26, 2010 (Date of Inception) under the laws of the State of Nevada, as JA Energy. The Company was incorporated as a subsidiary of Reshoot Production Company, a Nevada corporation. Reshoot Production Company was incorporated October 31, 2007, and, at the time of spin off was listed on the Over-the- Counter Bulletin Board. On November 21, 2016 the Company reincorporated in Delaware under the name UBI Blockchain Internet Ltd.

On September 30, 2014, the Board of Directors passed a resolution to form a new company called Peak Energy Holdings (Peak) with each shareholder in the Company receiving one share of common of Peak for each share of common stock in the Company and one share of preferred stock of Peak for each share of preferred share of the Company.

On November 9, 2014, JA Energy (the "Company") entered into an Irrevocable Asset and Liability Exchange Agreement (the “Agreement”). The Agreement dealt with the dividend spin-off JA Energy's wholly owned subsidiary, Peak Energy Holdings. At the JA Energy annual shareholder meeting, held on September 30, 2014, the shareholders of the Company approved the transfer of all of the assets and liabilities of the Parent into a wholly owned subsidiary. The subsidiary had the same characteristics and number of authorized and issued shares as the Parent, whereby all Preferred and Common shareholders in the Parent received a pro-rata stock dividend in the subsidiary that is equal to the number of shares they owned in the Parent on a one-for-one (1:1) basis. The major shareholders of the Company entered into a separate agreement with regards to the dividend spin-off. They agreed to and put into effect the following points upon the dividend spin-off of the Peak Energy Holdings from JA Energy:

•	Mr. James Lusk (the largest debtor of JA Energy) transferred all assets and liabilities, as of March 31, 2014, from JA Energy to the Subsidiary to the extent legally assignable.

•	Two of the major shareholders in JA Energy transferred all ownership of their Preferred and Common stock held in the subsidiary to Mr. James Lusk.

•	Mr. James Lusk transferred all of the common stock ownership he owned and controlled in JA Energy to the major shareholders.

•	Mr. James Lusk provided a notarized signed letter addressed to the Company and auditor that he agreed to transfer all assets and liabilities, as of March 31, 2014, from the Parent to the Subsidiary to the extent legally assignable.

•	JA Energy warranted that any new liabilities incurred on the books of JA Energy after April 1, 2014 would not be transferred to the subsidiary.

•	JA Energy represented and warranted that there were no liabilities, actual or contingent, created in the subsidiary. Prior to the effective time of the transfer, the subsidiary would have no assets nor liabilities.

•	JA Energy warranted that since April 1, 2014, with the exception of the preferred voting shares, no other shares were issued, awarded or pledged to be issued. The number of common shares issued and outstanding in JA Energy at March 31, 2014 were the same number of the shares issued at the date of transfer.

F-4b

•	Upon the completion of the transfer of assets and liabilities, shares were exchanged and the subsidiary was divested from JA Energy and now operates independent as a separate entity of JA Energy with its own management;

•	Mr. James Lusk took control of Peak Energy Holdings, independent of JA Energy.

•	All Parties indemnified and held harmless the other Parties from and against any and all losses, damages, liabilities, resulting or arising from these transactions

The Agreement did not affect any other shareholders in the Company who maintained their share ownership of JA Energy, and have pro-rata ownership in Peak Energy Holdings following the dividend spin-off.

On September 15, 2016, the Company, with the approval of the Board of Directors agreed to issue (issued October 7, 2016) 30,000,000 shares of unregistered restricted Class A Common Stock, 6,000,000 shares of unregistered restricted Class B Voting Common Stock, which carries a voting weight equal to ten (10) Common Shares, and 40,000,000 shares of unregistered restricted Class C Common Stock to UBI Blockchain Internet, LTD (“UBI Hong Kong”), a Hong Kong company, in exchange for $200,000. On September 26, 2016, pursuant to NRS 78.1955, the Board of Directors approved the filing of a Certificate of Designation with the Nevada Secretary of State to designate Class A, B and C common shares, par value $0.001. Concurrently with the filing of this Certificate of Designation, all Common Stock issued and outstanding shall become Class A Common Stock. Class B Common Stock carries a voting weight equal to ten (10) Common Shares. The Class B shares can be converted into fully paid and non-assessable Common Shares, on a one-to-one basis, at the option of the holder at any time upon written notice to the Company and its authorized transfer agent. Class C Common Stock has no voting rights. Upon the conversion or other exchange of all outstanding shares of Class B Common Stock into or for shares of Class A Common Stock, all shares of Class C Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of fully paid and non-assessable shares of Class A Common Stock on the date fixed therefore by the Board of Directors that is no less than sixty-one days and no more than one hundred and eighty days following such conversion or exchange.

On October 7, 2016, the 30,000,000 Class A shares and 6,000,000 Class B shares were issued. On November 21, 2016, the Company reincorporated in Delaware under the name UBI Blockchain Internet LTD. and increased the number of authorized shares from 75,000,000 to 200,000,000 shares consisting of 130,000,000 authorized shares of Class A Common Stock, 6,000,000 authorized shares of Class B Common Stock and 64,000,000 authorized shares of Class C Common Stock. On March 1, 2017, 40,000,000 shares of Class C shares were issued. All of the preceding shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act") and were issued under Regulation S to one (1) foreign entity who attested it is an accredited investor who is not a citizen or a resident of the USA.

On January 3, 2017, the Company appointed four new directors, accepted the resignations of its two former directors and appointed Tony Liu (who controls UBI Hong Kong) as Chief Executive Officer of the Company.

Commencing in the three months ended February 28, 2017, the Company started research activities in Hong Kong relating to "blockchain" technology planned to be provided for future customers.

F-5b

NOTE 2 - GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has an accumulated deficit since inception of $5,008,674. The Company has not generated any meaningful revenues to date, and its ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations. Management plans to raise equity capital to finance the operating and capital requirements of the Company. As described above, there was a change in control of the Company in October 2016.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from the outcome of this uncertainty.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

The relevant accounting policies are listed below.

Basis of Accounting

The basis is United States generally accepted accounting principles.

Earnings per Share.

The basic earnings (loss) per share of Class A common stock is calculated by dividing the Company's net income (loss) available to Class A common shareholders by the weighted average number of Class A common shares issued and outstanding during the year. The diluted earnings (loss) per share is of Class A common stock calculated by dividing the Company's net income (loss) available to Class A common shareholders by the diluted weighted average number of Class A shares outstanding during the year. The diluted weighted average number of Class A shares outstanding is the basic weighted number of Class A shares adjusted as of the first of the year for any potentially dilutive debt or equity.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less at the date of purchase to be cash and cash equivalents.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated useful lives of the respective assets. Expenditures for repairs and maintenance are expenses as incurred.

F-6b

Foreign Currency Translation

The reporting currency of the Company is the United States Dollar and the accompanying financial statements are expressed in United States Dollars.

Transactions denominated in currencies other than the United States Dollar (principally the Hong Kong Dollar) are translated in United States Dollars at the exchange rates prevailing at the dates of the transactions. Exchange gains and losses, which were not significant in the six months ended February 28, 2017 and February 29, 2016 are reflected in income.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Revenue recognition

The Company recognizes revenue from services and product sales once all the following criteria for revenue recognition have been met: pervasive evidence that an agreement exists; the services have been rendered; the fee is fixed and determinable and not subject to refund or adjustment; and collection of the amount due is reasonably assured. For the periods presented, the Company had no revenues.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, "Compensation - Stock Compensation," which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company does not have an employee stock option plan.

The Company follows ACS topic 505-50, formerly EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services," for stock issued to consultants and other non-employees. In accordance with ACS Topic 505-50, the stock issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the stock, whichever can be more clearly determined. The fair value of the equity instrument is charged directly to consulting expense over the period during which services are rendered.

Year end

The Company's fiscal year-end is August 31.

Reverse Stock Split

All references to numbers of shares of our common stock and per-share information in the accompanying financial statements have been adjusted retroactively to reflect the Company’s 1-for- 200 reverse stock split effected on January 20, 2016. The par value was not adjusted as a result of the reverse stock split.

Recent Accounting Pronouncements

The Company’s management has evaluated recently issued accounting pronouncements through February 28, 2017 and concluded that they will not have a material effect on future financial statements.

F-7b

 NOTE 4 – TRANSFER OF ASSETS AND LIABILITIES TO PEAK ENERGY HOLDINGS

In accordance with the Agreement described in Note 1 to these financial statements, during the year ended August 31, 2015 certain assets with a book value of $9,340, net of depreciation, and liabilities totaling $628,210 were transferred to Peak Energy Holdings. This transfer resulted in other income of $618,870. In addition to the $628,210 liabilities transferred to Peak, approximately $68,090 of additional liabilities as of March 31, 2014 not legally assignable to Peak without the consent of the respective debtors were the responsibility of Peak under the Agreement. As of February 28, 2017 and August 31, 2015, accounts payable and accrued liabilities include liabilities that are the responsibility of Peak totaling $20,131 and $57,541, respectively. The Company will contest any request for payment of any of these pre-Agreement liabilities.

NOTE 5 - STOCKHOLDERS’ DEFICIT

The Company is authorized to issue 130,000,000 shares of its $0.001 par value Class A common stock, 6,000,000 shares of its $0.001 par value Class B common stock, 64,000,000 shares of its $0.001 par value Class C common stock and 5,000,000 shares of its $0.001 par value preferred stock.

Pursuant to the September 15, 2016 change in control agreement, a representative of UBI paid into an attorney trust account $150,000 on September 14, 2016 and $67,500 on October 11, 2016, for a total of $217,500. The $217,500 consisted of $200,000 for the newly issued shares of Class A, Class B Voting, and Class C Common Stock and $17,500 for the payment of specific expenses.

Starting in December 2016, the Company engaged the services of a total of 44 employees and non-employees to perform certain marketing, research and development and investor relations services. The related agreements, which were executed in March 2017, provide for the contractors to work for the Company for terms ranging from September 2016 to January 1, 2017 to December 31, 2017 for compensation including the issuance of a total of 8,400,000 shares of Class C common stock (which occurred April 3, 2017). At February 28, 2017, we have accrued stock-based compensation expense totaling $280,000 for these issuances based on an estimated fair value of $1,680,000 for 8,400,000 shares using $0.20 per share and a 2 month (of 12 month) expense recognition. The remaining expense of $1,400,000 will be amortized evenly over the 10 months ending December 31, 2017.

During the year ended August 31, 2012, the Company committed to issue a total of approximately 1,390 shares of common stock to various parties for services rendered or other consideration valued at a total of $90,521 based on the prevailing trading price of the Company’s common stock at the dates of the respective commitments. The related expenses were recorded in the year ended August 31, 2012 but the shares have never been issued.

NOTE 6 - RELATED PARTY TRANSACTIONS

As described in Note 8, the Company was obligated to Mr. Mark DeStefano (“DeStefano”) for a $50,000 note payable and $26,981 for payments made on behalf of the Company. Subsequently, Mr. DeStefano advanced $1,285 to the Company. During the three months ended November 30, 2016 the Company satisfied these obligations. DeStefano had voting control of the Company from June 2014 (see Note 8) to October 24, 2016 (when the Company purchased from DeStefano the 1,000,000 shares of Preferred Stock for $33,735) through his ownership of the 1,000,000 shares of Voting Preferred Stock issued and outstanding (equivalent to 50,000,000 votes).

For the six months ended February 28, 2017, consulting fees paid to former related parties consists of a total of $15,000 paid to the two then directors of the Company and $10,000 paid to an entity controlled by DeStefano.

F-8b

Commencing in the three months ended February 28, 2017, the Company has been using office space provided by UBI Blockchain Internet, LTD. (Hong Kong) ("UBI Hong Kong") at no cost to the Company. UBI Hong Kong owns 30,000,000 shares of the Company's Class A common stock.

In the three months ended February 28, 2017, Tony Liu, chief executive officer of the Company, and UBI Hong Kong paid a total of $149,485 of expenditures on behalf of the Company. The amount due to these related parties for these expenditures is $149,485 at February 28, 2017. The liabilities are non-interest bearing and are due on demand.

NOTE 7 - PROVISION FOR INCOME TAXES

The Company accounts for income taxes under FASB Accounting Standard Codification ASC 740 “Income Taxes”. ASC 740 requires use of the liability method. ASC 740 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

As of February 28, 2017, the Company had net operating loss carry forwards of approximately $1,196,161 that may be available to reduce future years’ taxable income through 2037. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements as their realization has not been determined likely to occur. Also, due to the change in control, there are annual limitations on future net operating loss carry forward deductions.

NOTE 8 - NOTES PAYABLE – Former Related Party

On April 4, 2014, the Company issued a One-year Promissory Note (“the Note”) in the amount of $50,000 to Mark DeStefano (“DeStefano) (see Note 6). The Note bore interest at 12% percent per annum with interest due each month. In the event that interest was not paid within three days from the time it was due the Note was to be considered in default and was to be fully due and payable. Additional consideration for the Note included the Chief Executive Officer of the Company giving the note holder his voting proxy for all of the shares he held with the exception of voting on a tender offer or a sale of the Company’s assets. As of May 8, 2014, the Note was in default.

On May 5, 2014, the Company issued a second One-Year Promissory Note (“the Second Note”) in the amount of $20,000 to the same stockholder noted above. The Second Note was issued with the restriction that the funds be used specifically to pay the Company’s Patent Counsel for fees to finalize certain patent filings and was secured by all patents, and patent applications held by the Company. The Second Note was to bear interest at 12% percent per annum with interest due each month. In the event that interest was not paid within three days from the time it was due the Second Note would be considered in default and would be fully due and payable.

On June 6, 2014, the Company received notices that it was in default of the two Promissory Notes described above. Rather than default on the Notes the Company issued 1,000,000 shares of $0.001 par value Voting Preferred Stock in exchange for Notes Payable totaling $20,000 plus forgiveness of interest totaling $1,900. Additionally, the Company agreed to designate with the State of Nevada Secretary of State that each share of preferred carries the voting power of 50 common shares. Finally, the shareholder agreed to cancel the shares upon full payment of the $50,000 Note, without accrued interest and the sale of five units of the MDU.

In October 2016, the $50,000 note payable was satisfied.

F-9b

NOTE 9 – OTHER INCOME AND EXPENSE

During the three months ended November 30, 2016, the Company settled a bank overdraft of $942 for $370. This settlement resulted in income of $572.

On January 27, 2017, the Company entered into a Settlement Agreement with a former landlord satisfying a $35,868 accrued liability (see Note 4) for $4,100. This settlement, along with an arrangement with another vendor, resulted in other income of $47,003.

NOTE 10 – REVERSE STOCK SPLIT

On January 20, 2016, the Company effected a 1-for-200 reverse stock split of its outstanding common stock, par value $0.001 per share (the "Reverse Stock Split"). As a result of the Reverse Stock Split, each two hundred shares of the Company’s Common Stock issued and outstanding immediately prior to the Reverse Stock Split were automatically combined into and became one share of common stock. No fractional shares were issued as a result of the Reverse Stock Split and any stockholder who otherwise would have been entitled to receive fractional shares received an additional share. Also, as a result of the Reverse Stock Split, the per share exercise price of, and the number of shares of common stock underlying our warrants outstanding immediately prior to the Reverse Stock Split were automatically proportionally adjusted based on the 1-for-200 split ratio in accordance with the terms of such warrants. Share and per-share amounts of the Company’s common stock and warrants included herein have been adjusted to give effect to the Reverse Stock Split. The Reverse Stock Split did not alter the par value of the Common Stock, $0.001 per share, or modify any voting rights or other terms of the common stock.

NOTE 11 – SUBEQUENT EVENTS

On March 1, 2017, the Company issued 40,000,000 shares of Class C common stock to our chief executive officer Tony Liu pursuant to the September 15, 2016 agreement (see Note 1).

On April 3, 2017, the Company issued a total of 8.400,000 shares of Class C common stock to a total of 44 contractor employees and nonemployees (see Note 5).

On May 1, 2017, the Company issued 500,000 restricted shares of Class A common stock to an independent consultant for consulting services to be performed for the Company.

On May 16, 2017, the Company executed an Acquisition Agreement with Shenzhen Nova E-commerce, Ltd., a Shenzhen China corporation ("NOVA"). The Acquisition Agreement provides for the Company's acquisition of 100% ownership of NOVA in exchange for 25,000,000 unregistered restricted shares of Class C common stock to be issued to the 130 owners of NOVA upon completion of Nova's transfer of its Hong Kong business license to the Company as the sole licensee. NOVA was incorporated on May 26, 2016 and currently operates an online store in China selling a wide range of products.

On May 24, 2017,, the Company increased the number of authorized common shares from 200,000,000 shares to 2,000,000,000 shares (1,000,000,000 shares of Class A common stock, 500,000,000 shares of Class B common stock, and 500,000,000 shares of Class C common stock).

F-10b

[BACK COVER PAGE OF PROSPECTUS]

PROSPECTUS

[date]

UBI BLOCKCHAIN INTERNET, LTD.

10,500,000 Shares of CLASS A Common Stock held by a stockholder

51,700,000 shares of Class B common stock held by stockholders

B.                 Dealer prospectus delivery obligation

C.

D.                Until [date], all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

E.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholder, who is an underwriter in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Nature of Expenses:

Amount
U.S. Securities and Exchange Commission registration fee	$ 5,701.13
Legal fees and miscellaneous expenses*	1,000.00
Audit fees	1,000.00
Transfer agent fees*	1,500.00
Printing*	500.00
Total	$ 9,701.13

*Estimated Expenses

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation will provide that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

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(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

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(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation, will provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation will also provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

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The right to indemnification conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We will enter into indemnity agreements with each of our officers and directors, a form of which is to be filed as an exhibit to this Registration Statement. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

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Item 15. Recent Sales of Unregistered Securities.

Starting in December 2016, the Company engaged the services of a total of 44 employees and non-employees to perform certain marketing, research and development and investor relations services. The related agreements, which were executed in March 2017, provide for the contractors to work for the Company for terms ranging from September 2016 to January 1, 2017 to December 31, 2017 for compensation including the issuance of a total of 8,400,000 shares of Class C common stock (which occurred April 3, 2017). These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The 44 employees and non-employees who received these shares were known acquaintances to the chief executive officer of the Company. They were provided access to all material information, and was afforded access to our management in connection with this transaction. Additionally they had the necessary intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act.

On May 1, 2017, the Company issued 500,000 unregistered restricted Class A common shares, par value $0.001, of UBI Blockchain Internet, Ltd., to a independent consultant. This shareholder received Class A common shares based on consulting services to be performed for the Company. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The issuance of these shares by us did not involve a public offering. The Company did not engage in any form of general solicitation or general advertising in connection with this transaction. The Consultant was afforded access to our management in connection with this transaction. The Consultant acquired these securities for service compensation and not with a view toward distribution, acknowledging such intent to us. The Consultant understood the ramifications of their actions. The shares of Class A common stock issued contained a legend restricting transferability absent registration or applicable exemption.

On our about May 16, 2017, UBI acquired 100% ownership of Shenzhen Nova E-commerce, Ltd., a private Shenzhen Chinese corporation. Under the terms of the acquistion, UBI acquired 100% ownership of Shenzhen Nova E-commerce, Ltd. in exchange for 25,000,000 unregistered restricted Class C common shares by UBI. The 130 owners of Shenzhen Nova E-commerce, Ltd. received Class C common shares, based on their pro-rata ownership of Shenzhen Nova E-commerce, Ltd. UBI relied upon Section 4(2) of the Securities Act for the offer and sale. UBI believed that Section 4(2) was available because the offer and sale did not involve a public offering and there was not general solicitation or general advertising involved in the offer or sale. We did not engage in any form of general solicitation or general advertising in connection with this transaction. The shareholders were provided access to all material information, which they requested and all information necessary to verify such information and was afforded access to our management in connection with this transaction. The shareholders of Shenzhen Nova E-commerce, Ltd. acquired these securities for investment and not with a view toward distribution, acknowledging such intent to us. They understood the ramifications of their actions. The shares of common stock issued contained a legend restricting transferability absent registration or applicable exemption.

EXHIBITS

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
3.1	Articles of Incorporation, as currently in effect		8-K		3.5	12/01/2016
3.2	Bylaws, as currently in effect		S-1		3.2	09/20/2010
5.1	Legal Opinion regarding the legality of the securities being registered		S-1		5.1	05/09/2017
23.1	Consent of Michael T. Studer CPA P.C.		S-1		23.1	05/09/2017
23.2	Consent of Michael T. Studer CPA P.C.	X

UNDERTAKINGS

We hereby undertake to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong, People's Republic of China.

Date: June 1, 2017

UBI BLOCKCHAIN INTERNET, LTD.
By:/s/ Tony Liu
Tony Liu Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Tony Liu Tony Liu	Chairman and Chief Executive Officer (Principal Executive Officer)	June 1, 2017

/s/ Chan Cheung Chan Cheung	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	June 1, 2017

/s/ Jun Min Jun Min	Director	June 1, 2017

/s/ Cosimo J. Patti Cosimo J. Patti	Director	June 1, 2017

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